Exhibit 4.11

CONFORMED COPY

AGREEMENT

DATED 12th June, 2003

US$1,000,000,000

MULTICURRENCY REVOLVING CREDIT FACILITIES

for

SCOTTISH POWER PLC

arranged by

THE BANK OF TOKYO-MITSUBISHI, LTD.

BARCLAYS CAPITAL

COMMERZBANK AKTIENGESELLSCHAFT (acting through COMMERZBANK

SECURITIES)

HSBC BANK PLC

J.P. MORGAN PLC

and

THE ROYAL BANK OF SCOTLAND PLC

ALLEN & OVERY

London

Schedule
1.	Original Parties	73
2.	Conditions Precedent Documents	75
3.	Calculation of The Mandatory Cost	77
4.	Form of Request	79
5.	Form of Novation Certificate	80
6.	Form of Legal Opinion of Allen & Overy	81
7.	Form of Legal Opinion of Maclay Murray & Spens	83
8.	Forms of Letter of Credit	87
	Part 1 Form of Fronted LC	87
	Part 2 Form of Syndicate LC	91
9.	Existing Borrowings	96
10.	Form of Confidentiality Undertaking	98

Signatory		102

THIS AGREEMENT is dated 12th June, 2003 BETWEEN:

(1)	SCOTTISH POWER PLC (Registered No. SC193794) (the Company);

(2)	THE BANK OF TOKYO-MITSUBISHI, LTD., BARCLAYS CAPITAL, COMMERZBANK AKTIENGESELLSCHAFT (acting through Commerzbank Securities), HSBC BANK PLC, J.P. MORGAN PLC and THE ROYAL BANK OF SCOTLAND PLC as mandated lead arrangers (in this capacity the Mandated Lead Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as banks (the Original Banks);

(4)	THE ROYAL BANK OF SCOTLAND PLC as agent (in this capacity the Agent); and

(5)	THE ROYAL BANK OF SCOTLAND PLC, NEW YORK BRANCH as swingline agent (in this capacity the Swingline Agent).

IT	IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Affiliate means a Subsidiary or a Holding Company (as defined in Section 736 of the Companies Act 1985) of a person and any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant Optional Currency in the London foreign exchange market with US Dollars at or about 11.00 a.m. on a particular day.

Agreed Percentage means in relation to a Bank and a Swingline Loan, the amount of its Facility B Revolving Credit Commitment expressed as a percentage of the Total Facility B Commitments.

Availability Period means the period from and including the date of this Agreement to and including:

(a)	for Facility A, the date falling 364 days after the date of this Agreement; and

(b)	for Facility B, the date falling one month prior to the Facility B Final Maturity Date.

Balance Sheet means, at any time, the latest published audited consolidated balance sheet of the Group on a historic cost basis.

Bank means:

(a)	any Original Bank; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 30 (Changes to the Parties).

Borrowings means any indebtedness in respect of:

(a)	moneys borrowed and debit balances at banks and other financial institutions;

(b)	any debt security including any bond, note or loan stock;

(c)	any acceptance under any acceptance credit facility opened by a bank or other financial institution;

(d)	the sale or discounting of receivables (except to the extent that such sale or discounting is on a non-recourse basis);

(e)	any lease which the Company accounts for as a finance lease as such term is described in the Statement of Standard Accounting Practices No. 21 (or any successor statement or financial reporting standard);

(f)	any accrued fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (b) above;

(g)	for the purposes of Clause 22.5 (Cross-default) only, any derivative transaction including interest rate swaps, currency swaps (including spot and forward exchange contracts), caps, collars, floors and similar obligations (and, when calculating the value of any such derivative transaction, only the marked to market value shall be taken into account);

(h)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(i)	any other transaction which has the commercial effect of a borrowing, including for the avoidance of doubt, any proceeds received by any member of the Group in connection with a securitisation or transaction of a similar effect in respect of the assets of that member of the Group; and

(j)	any guarantee, indemnity and/or other form of assurance against financial loss by any member of the Group in respect of any indebtedness of any person of a type referred to in paragraphs (a) to (i) above (in the case of paragraph (g) above, for the purposes of Clause 22.5 (Cross-default) only).

Any amount outstanding in a currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of the Agent’s spot rate of exchange at 11.00 a.m. on the day the relevant amount falls to be calculated. However, indebtedness owing by one member of the Group to another member of the Group shall not be taken into account as Borrowings and, for the purposes of calculating the amount of Borrowings at any time:

(i)	deep discount borrowings will be valued at the amount attributed to them in the then latest Balance Sheet; and

(ii)	no item of indebtedness will be double counted by the inclusion of both the primary indebtedness and indebtedness arising under a guarantee, indemnity and/or other form of assurance with respect to that primary indebtedness.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for business in:

(a)	London; and

(b)	Glasgow; and

(c)	New York; and

(d)	in relation to a transaction involving an Optional Currency (other than euros) the principal financial centre of the country of that Optional Currency; and

(e)	in relation to a transaction involving euros, a TARGET Day.

Commitment means a Facility A Commitment or a Facility B Commitment.

Consolidated Dividends means, in respect of any period, the aggregate of any dividend or other distribution declared, recommended or made by the Company during that period.

Consolidated EBITDA means in respect of any financial year of the Group, the consolidated profits of the Group before:

(a)	Net Interest Payable;

(b)	tax;

(c)	depreciation;

(d)	amortisation (including, for the avoidance of doubt, of goodwill); and

(e)	extraordinary and exceptional items,

but adjusted by deducting any amount attributable to minority interests, as determined from the financial statements of the Group and compliance certificates delivered under, respectively, Clause 21.2 (Financial information) and Clause 21.6 (Compliance certificates).

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) capable (in each case) of causing harm to man or any other living organism or damaging the environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means an Event of Default or an event which, with the giving of notice, lapse of time, or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

Drawdown Date means the date of the advance of a Loan.

Earnings means, in respect of any period, the consolidated profits of the Group after tax, adjusted by:

(a)	adding back any amount attributable to amortisation of goodwill; and

(b)	taking no account of any exceptional item,

as determined from the financial statements of the Group and compliance certificates delivered under, respectively, Clause 21.2 (Financial information) and Clause 21.6 (Compliance certificates).

EC means the European Community and its successors.

EBITDA means in respect of any financial year of a company, the consolidated profits of that company before:

(a)	Net Interest Payable attributable to it;

(b)	tax;

(c)	depreciation;

(d)	amortisation (including, for the avoidance of doubt, of goodwill); and

(e)	extraordinary and exceptional items,

but adjusted by deducting any amount attributable to minority interests, in each case which are attributable to that company.

EIB means the European Investment Bank.

EIB Facilities means any credit facilities made available by the European Investment Bank to a UK Subsidiary after the date of this Agreement.

Electricity Act means the Electricity Act 1989, as amended by the Utilities Act 2000 and, unless the context so requires, all subordinate legislation made pursuant thereto.

Energy Laws means the Electricity Act and all other laws, regulations or requirements of any relevant authority (in so far as such regulations or requirements have the force of law) relating to the generation, transmission, distribution, supply or trading of electricity or any other sources of energy in each jurisdiction in which any member of the Group carries on business at any time.

Environmental Claim means any claim by any person in connection with:

(a)	a breach, or alleged breach, of Environmental Law;

(b)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)	any other environmental contamination.

Environmental Law means all laws, regulations, codes of practice, circulars, guidance notices and the like (whether in the United Kingdom or elsewhere) whether or not having the force of law but if not having the force of law compliance with which is customary in the industry in which any member of the Group operates concerning the protection of human health or the environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Dangerous Substances.

Environmental Licence means any permit, licence, authorisation, consent or other approval required by any Environmental Law.

EURIBOR means for a Term of any Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 22.1 (Events of Default).

Existing Facility means:

(a)	a bilateral loan facility dated 17th September, 2002 between the Company as borrower and The Bank of Tokyo-Mitsubishi, Ltd.; and

(b)	a bilateral loan facility dated 21st November, 2002 between the Company as borrower and The Royal Bank of Scotland plc.

Facility means each facility referred to in Clause 2 (The Facility).

Facility A means the revolving credit facility referred to in Clause 2.1 (Facility A).

Facility A Commitment means:

(a)	for an Original Bank, the amount set opposite its name in Schedule 1 under the heading Facility A Commitments and the amount of any other Facility A Commitment it acquires under Clause 30 (Changes to the Parties); and

(b)	for any other Bank the amount of any Facility A Commitment it acquires under Clause 30 (Changes to the Parties),

to the extent not cancelled, transferred or reduced under this Agreement.

Facility A Final Maturity Date means:

(a)	subject to Clause 10 (Term-Out Option), the date falling 364 days after the date of this Agreement; or

(b)	in respect of any Term Loans drawn under Facility A in accordance with Clause 10 (Term-Out Option), the date falling 364 days after the date on which the Company exercises the term-out option.

Facility A Loan means a Facility A Revolving Credit Loan or a Term Loan.

Facility A Revolving Credit Loan means a loan under Facility A (other than a Term Loan).

Facility B means the revolving credit facility referred to in Clause 2.2 (Facility B), incorporating the letter of credit option referred to in Clause 2.3 (Letters of Credit) and the swingline facility referred to in Clause 2.4 (Swingline Facility).

Facility B Commitment means a Facility B Revolving Credit Commitment or a Swingline Commitment.

Facility B Final Maturity Date means the fifth anniversary of the date of this Agreement.

Facility B Loan means a Facility B Revolving Credit Loan or a Swingline Loan.

Facility B Revolving Credit Commitment means:

(a)	for an Original Bank, the amount set opposite its name in Schedule 1 under the heading Facility B Revolving Credit Commitments and the amount of any other Facility B Revolving Credit Commitment it acquires under Clause 30 (Changes to the Parties); and

(b)	for any other Bank the amount of any Facility B Revolving Credit Commitment it acquires under Clause 30 (Changes to the Parties),

to the extent not cancelled, transferred or reduced under this Agreement.

Facility B Revolving Credit Facility means the revolving credit facility made available under Clause 2.2 (Facility B) of this Agreement.

Facility B Revolving Credit Loan means a loan under Facility B (other than a Swingline Loan).

Facility Office means, subject to Clause 30.6 (Change of Facility Office)), the office(s) notified by a Bank to the Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

Fee Letter means:

(a)	the letter dated the date of this Agreement between the Mandated Lead Arrangers and the Company setting out the amount of various fees referred to in Clause 24.1 (Front-end fees); and

(b)	the letter dated the date of this Agreement between the Agent and the Company setting out the amount of various fees referred to in Clause 24.4 (Agent’s fee).

Final Maturity Date means the Facility A Final Maturity Date or the Facility B Final Maturity Date.

Finance Document means this Agreement, a Fee Letter, a Letter of Credit, a Novation Certificate or any other document designated as such by the Agent and the Company.

Finance Party means a Mandated Lead Arranger, a Bank, a Fronting Bank, the Swingline Agent or the Agent.

Fronted LC means a Letter of Credit that is issued by a Fronting Bank.

Fronting Bank means a Bank which has agreed to act as a Fronting Bank in relation to a Letter of Credit.

Group means at any time the Company and its Subsidiaries at that time.

Hedging Liabilities means indebtedness arising in respect of obligations of the type referred to in paragraph (g) of the definition of “Borrowings” in this Clause 1.1.

IBOR means LIBOR or EURIBOR.

Interest Payable means, in respect of any financial period, all interest, discount and acceptance commission and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) or treated for accounting purposes as interest, incurred by the Group in effecting, servicing or maintaining Total Consolidated Borrowings during that period.

Interest Receivable means, in respect of any financial period, interest and amounts in the nature of interest received during that period by the Group from persons outside the Group.

Investments means:

(a)	cash on current account or cash on deposit with, or certificates of deposit issued by, or bills of exchange accepted by, any bank incorporated in an OECD country from which proceeds are readily remittable to the United Kingdom, and in each case, where the deposit or the maturity is for a duration of six months or less; and

(b)	bonds or treasury bills issued by an OECD government or agency, bonds rated single-A or above by a major rating agency and commercial paper rated A1 or P1 by a major rating agency, in each case, where the proceeds of which are readily remittable to the United Kingdom.

Letter of Credit means a letter of credit, substantially in the form of Schedule 8 (Letter of Credit) or in any other form agreed by the Fronting Bank (for a Fronted LC) or Agent (for a Syndicate LC) (as the case may be).

LIBOR means for a Term of any Loan or overdue amount (other than in euro):

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Licence means each licence or other similar authorisation granted by any relevant UK or US authority (as the case may be) to a member of the Group carrying on business in the United

Kingdom or United States (as the case may be) pursuant to any Energy Law or otherwise to permit it to carry out generation, transmission, distribution or supply of electricity or to trade electricity.

Loan means the principal amount of a borrowing by the Company under this Agreement or the principal amount outstanding of that borrowing, being a Revolving Credit Loan, Swingline Loan or a Term Loan.

Majority Banks means, at any time, Banks:

(a)	the aggregate of whose shares in the outstanding Utilisations and undrawn Commitments then represents 66 2/3 per cent. or more of the aggregate of all the outstanding Utilisations and undrawn Commitments of all the Banks;

(b)	if there is no Utilisation then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Utilisation then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Agent under Schedule 3 (Calculation of Mandatory cost).

Mandatory Subsidiaries means:

(a)	SP Distribution, SP Manweb, SP Transmission, SP UK and PacifiCorp; and

(b)	any Subsidiary to whom a Mandatory Subsidiary sells, transfers, grants, leases or otherwise disposes of any Licence, in whole or in part.

Margin means:

(a)	in relation to a Loan under Facility A, 0.55 per cent. per annum;

(b)	in relation to a Facility B Revolving Credit Loan, 0.65 per cent. per annum; or

(c)	at any time, if different, the rate per annum determined by reference to the lower of the Company’s long term credit ratings assigned by S&P or Moody’s (or any other rating agency approved for this purpose by the Majority Banks) last published (and not withdrawn) at that time, as follows:

Rating		Margin (% per annum)
S&P	Moody’s	Facility A	Facility B
A or better	A2 or better	0.375	0.475
A-	A3	0.45	0.55
BBB+	Baa1	0.55	0.65
BBB	Baa2	0.675	0.775
BBB - or lower (or if (1) the Borrower	Baa3 or lower (or if (1) the Borrower ceases to have such	0.85	0.95

Rating		Margin (% per annum)
S&P	Moody’s	Facility A	Facility B
ceases to have such rating; or (2) an Event of Default is outstanding)	rating; or (2) an Event of Default is outstanding)

Material Adverse Effect means any effect which, in the opinion of the Majority Banks, is or is reasonably likely to be materially adverse to the ability of the Company to perform any of its payment obligations under any of the Finance Documents (taking into account resources available to it without breaching the terms of this Agreement from other members of the Group), or to comply with any of its obligations under Clause 21.12 (Financial covenants).

Moody’s means Moody’s Investors Service, Inc.

Net Interest Payable means, in respect of any financial period, Interest Payable during that period less Interest Receivable during that period.

Novation Certificate means a duly completed certificate, substantially in the form of Schedule 5 (Form of Novation Certificate).

Ofgem means the Office of Gas and Electricity Markets.

Operating Profit means the consolidated net pre-taxation profits (after adding back Net Interest Payable) of the Group for a financial year of the Group before taking account of any exceptional or extraordinary profits (or losses), as determined from the financial statements of the Group and compliance certificates delivered under, respectively, Clause 21.2 (Financial information) and Clause 21.6 (Compliance certificates).

Optional Currency means Sterling, euros or any other currency (other than US Dollars) which is for the time being freely transferable and convertible into US Dollars and deposits of which are readily available in the London interbank market.

Original Dollar Amount means:

(a)	the principal amount of a Utilisation denominated in US Dollars; or

(b)	the principal amount of a Utilisation denominated in an Optional Currency translated into US Dollars on the basis of the Agent’s Spot Rate of Exchange three Business Days before its Utilisation Date or, as the case may be, its Revaluation Date (as defined in Clause 7.2 (Revaluation)).

Original Group Accounts means the audited consolidated accounts of the Group for the year ended 31st March, 2002.

Overall Facility B Commitment of a Bank means:

(a)	its Facility B Revolving Credit Commitment; or

(b)	in the case of a Swingline Lender which does not have a Facility B Revolving Credit Commitment, the Facility B Revolving Credit Commitment of a Bank which is its Affiliate.

PacifiCorp means PacifiCorp (a company incorporated in Portland, Oregon).

PacifiCorp Facility means a US$500,000,000 loan facility for PacifiCorp dated 3rd June, 2003.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Security Interest means:

(a)	any Security Interest created or outstanding with the prior written consent of the Majority Banks;

(b)	any lien or hypothecation arising by operation of law or contained in a contract for the sale of goods, supply of services or joint operation of assets entered into in the ordinary course of trade of the company creating the same;

(c)	Security Interests not otherwise permitted under paragraphs (a) and (b) above provided that the aggregate principal amount of the indebtedness secured by Security Interests permitted under this paragraph (c) shall not at any time exceed an amount equal to 15 per cent. of Tangible Consolidated Net Worth at that time;

(d)	any Security Interest created by a Project Finance Subsidiary to secure its Project Finance Borrowings; and

(e)	any Security Interest created by PacifiCorp and permitted under clause 5.07 (Negative Pledge) of the PacifiCorp Facility.

Principal Subsidiary means:

(a)	each Mandatory Subsidiary and each other Subsidiary so designated by the Company in accordance with Clause 21.5 (Principal Subsidiaries) such that the aggregate EBITDA and Net Assets of the Principal Subsidiary Group equals or exceeds 75 per cent. of Consolidated EBITDA and the Net Assets of the Group respectively, all as calculated by reference to (in the case of any Subsidiary) each relevant Subsidiary’s most recent annual accounts and (in the case of the Group) in the most recent annual consolidated accounts of the Group and for this purpose Net Assets in relation to any Subsidiary means its total assets (excluding goodwill) less its total liabilities and in relation to the Group means the total assets (excluding goodwill) of the Group less its total liabilities; and

(b)	any other Subsidiary or Subsidiaries of the Company to whom all or substantially all of the assets or business of a Principal Subsidiary are transferred.

Principal Subsidiary Group means at any time the Principal Subsidiaries at that time.

Project Finance Borrowings means any Borrowing which finances, and any Hedging Liabilities incurred in the financing of the acquisition, development, ownership and/or operation of an asset:

(a)	which is incurred by a Project Finance Subsidiary; or

(b)	in respect of which the person or persons to whom such Borrowing is or may be owed by the relevant debtor (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than to a Project Finance Subsidiary) for the repayment thereof other than:

(i)	recourse to such debtor for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such asset; and/or

(ii)	recourse to such debtor for the purpose only of enabling amounts to be claimed in respect of such Borrowing in an enforcement of any Security Interest given by such debtor over such asset or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like in the debtor over its shares or like interest in the capital of the debtor) to secure such Borrowing, provided that (I) the extent of such recourse to such debtor is limited solely to the amount of any recoveries made on any such enforcement, and (II) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Borrowing, to commence proceedings for the winding up or dissolution of the debtor or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of the debtor or any of its assets (save only for the assets the subject of such Security Interest); and/or

(iii)	recourse to such debtor generally, or directly or indirectly to a member of the Group, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available.

Project Finance Subsidiary means any Subsidiary of the Company:

(a)	which is a company whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of an asset whether directly or indirectly;

(b)	none of whose Borrowings in respect of the financing of such ownership, acquisition, development and/or operation of an asset benefits from any recourse whatsoever to any member of the Group (other than the Subsidiary itself or another Project Finance Subsidiary) in respect of the repayment thereof, except as expressly referred to in paragraph (b)(iii) of the definition of Project Finance Borrowings in this Clause 1.1; and

(c)	which has been designated as such by the Company by written notice to the Agent, provided that the Company may give written notice to the Agent at any time that any

Project Finance Subsidiary is no longer a Project Finance Subsidiary, whereupon it shall cease to be a Project Finance Subsidiary.

Pro Rata Share means the proportion which a Bank’s Commitment under a Facility bears to all the Commitments under that Facility at that time.

Qualifying Bank means an institution which is:

(a)	a bank which is within the charge to UK corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act) at the time the Loan was made; or

(b)	a financial institution which is a resident (as defined in the appropriate double taxation agreement) in a country with which the UK has a double taxation agreement giving residents of that country exemption from UK taxation on interest and which does not carry on a business in the UK through a permanent establishment with which the payment is effectively connected.

Rate Fixing Day means:

(a)	the first day of a Term for a Loan denominated in Sterling; or

(b)	the second Business Day before the first day of a Term for a Loan denominated in US Dollars or an Optional Currency (other than Sterling or euros); or

(c)	the second TARGET Day before the first day of a Term for a Loan denominated in euros,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Rate Fixing Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Rate Fixing Day will be the last of those days).

Reference Banks means, subject to Clause 30.4 (Reference Banks), the principal London offices of Barclays Bank PLC, HSBC Bank plc, JPMorgan Chase Bank and The Royal Bank of Scotland plc.

Relevant Interbank Market means in relation to euros, the European interbank market and, in relation to any other currency, the London interbank market.

Repayment Date means the last day of a Term for a Utilisation.

Request means a request made by the Company for a Utilisation, substantially in the form of Schedule 4 (Form of Request).

Reservations means the qualifications as to matters of law only contained in the legal opinions set out in Schedule 6 (Form of legal opinion of Allen & Overy) and Schedule 7 (Form of legal opinion of Maclay Murray & Spens).

Revolving Credit Loan means a Facility A Revolving Credit Loan or a Facility B Revolving Credit Loan.

Rollover Loan means one or more Revolving Credit Loans:

(a)	to be made on the same day that a maturing Revolving Credit Loan under the same Facility is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Credit Loan under the same Facility;

(c)	in the same currency as the maturing Revolving Credit Loan under the same Facility; and

(d)	to be made for the purpose of refinancing a maturing Revolving Credit Loan under the same Facility.

S&P means Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies, Inc.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Agent. If the relevant page is replaced or the service ceases to be available, the Agent (after consultation with the Company and the Banks) may specify another page or service displaying the appropriate rate.

Security Interest means any mortgage, pledge, lien, charge, assignment by way of security or subject to a proviso for redemption, assignation in security, standard security, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

SP Distribution means SP Distribution Limited (Registered No. SC189125).

SP Energy Management means ScottishPower Energy Management Limited (Registered No.: SC215843)

SP Manweb means SP Manweb plc (Registered No. 2366937).

SP Transmission means SP Transmission Limited (Registered No. SC189126).

SP UK means Scottish Power UK plc (Registered No. SC117120).

Sterling means the lawful currency for the time being of the UK

Subsidiary means a subsidiary within the meaning of Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989.

Swingline Commitment means:

(a)	in the case of a Swingline Lender on the date of this Agreement, the amount in US Dollars set opposite its name in Schedule 1 (Original Parties) under the heading

“Swingline Commitments” and the amount of any other Swingline Commitment it acquires; or

(b)	for any other Swingline Lender, the amount of any Swingline Commitment it acquires,

to the extent not transferred, cancelled or reduced under this Agreement.

Swingline Facility means the swingline facility made available under this Agreement as part of Facility B.

Swingline Lender means:

(a)	a Bank listed in Schedule 1 (Original Parties) as a swingline lender; or

(b)	any other person that becomes a Swingline Lender after the date of this Agreement.

Swingline Loan means a Loan under the Swingline Facility and identified as such in the Request for that Loan.

Syndicate LC means a Letter of Credit that is issued via the Agent on behalf of the Banks with a Facility B Revolving Credit Commitment on a several basis.

Tangible Consolidated Net Worth means at any time the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Company; and

(b)	the amount standing to the credit of the consolidated capital and revenue reserves of the Group;

based on the Balance Sheet but adjusted by:

(i)	adding any amount standing to the credit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet, to the extent not included in sub-paragraph (b) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by any member of the Group;

(ii)	deducting any amount standing to the debit of the profit and loss account for the Group for the period ending on the date of the Balance Sheet, to the extent not included in sub-paragraph (b) above;

(iii)	deducting any amount attributable to goodwill or any other intangible asset;

(iv)	deducting any amount attributable to a revaluation of assets after 31st March, 2002 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group unless in either case such revaluation is based on valuations by independent valuers;

(v)	reflecting any variation in the amount of the issued share capital of the Company and the consolidated capital and revenue reserves of the Group after the date of the Balance Sheet;

(vi)	reflecting any variation in the interest of the Company in any other member of the Group since the date of the Balance Sheet;

(vii)	excluding any amounts required to be set aside for taxation payable by the Group;

(viii)	excluding any amount attributable to minority interests; and

(ix)	eliminating inconsistencies between the accounting principles applied in connection with the Balance Sheet and those applied in connection with the Original Group Accounts,

as determined from the financial statements of the Group and compliance certificates delivered under, respectively, Clause 21.2 (Financial information) and Clause 21.6 (Compliance certificates).

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Term means each period determined under this Agreement:

(a)	by reference to which interest on a Loan or an overdue amount is calculated; or

(b)	in respect of a Letter of Credit, for which the Fronting Bank (in respect of a Fronted LC) or (in respect of a Syndicate LC) the Banks on whose behalf such Letter of Credit was issued may be under a liability under a Letter of Credit.

Term Loan means a term loan made under Facility A pursuant to Clause 10 (Term-Out Option).

Total Commitments means the aggregate for the time being of the Commitments, being US$1,000,000,000 at the date of this Agreement.

Total Consolidated Borrowings means, at any time, the aggregate principal amount (or amounts equivalent to principal, howsoever described) comprised in the Borrowings of the Company and its Subsidiaries at that time calculated on a consolidated basis. Any amount outstanding in a currency other than Sterling (the Relevant Currency) is to be taken into account at its Sterling equivalent calculated on the basis of the Agent’s spot rate of exchange for the purchase of the Relevant Currency in the London foreign exchange market with Sterling at or about 11.00 a.m.on the day the relevant amount falls to be calculated.

Total Consolidated Net Borrowings means, at any time, Total Consolidated Borrowings less:

(a)	the aggregate principal amount of Investments beneficially owned by the Group free from Security Interests (to the extent the proceeds of the same are readily remittable to the UK) at that time; and

(b)	any indebtedness of a member of the Group in respect of Borrowings which, as to prepayment, repayment or payment of principal, interest or other amounts in respect of such Borrowings, are subordinated on terms satisfactory to the Majority Banks to any Borrowings made under this Agreement.

Total Facility A Commitments means the aggregate for the time being of the Facility A Commitments.

Total Facility B Commitments means the aggregate for the time being of the Facility B Commitments.

Total Swingline Commitments means the aggregate of the Swingline Commitments of all the Swingline Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

UK means the United Kingdom.

UK Subsidiary means a Subsidiary of the Company incorporated in the UK.

Utilisation means a Loan or a Letter of Credit.

Utilisation Date means, for a Loan, its Drawdown Date, and for a Letter of Credit, the date on which that Letter of Credit is issued.

US Dollars or US$ means the lawful currency for the time being of the United States of America.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	assets includes properties, revenues and rights of every description;

(ii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

(iii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

(iv)	a provision of a law is a reference to that provision as amended or re-enacted;

(v)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(vi)	a person includes its permitted successors and assigns;

(vii)	a Bank includes a Swingline Lender;

(viii)	a Finance Document or another document is a reference to that Finance Document or that other document as amended, novated or supplemented in writing; and

(ix)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d) (i)	Terms used in the definitions of Borrowings, Consolidated Dividends, Consolidated EBITDA, Earnings, EBITDA, Interest Payable, Interest Receivable, Net Interest Payable, Operating Profit, Tangible Consolidated Net Worth, Total Consolidated Borrowings and Total Consolidated Net Borrowings in Clause 1.1 (Definitions) are to be construed, and calculated, in accordance with the accounting principles applied in connection with the Original Group Accounts.

(ii)	If there is a dispute as to any interpretation or computation for sub-paragraph (i) above, the interpretation or computation of the auditors for the time being of the Company will prevail.

(e)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(f) (i)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(ii)	Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.

(g)	References to Barclays Capital mean the investment banking division of Barclays Bank PLC.

2.	THE FACILITY

2.1	Facility A

Subject to the terms of this Agreement, the Banks grant to the Company a committed multicurrency revolving credit facility under which the Banks agree to make Loans to the Company in an aggregate amount equal to the Total Facility A Commitments.

2.2	Facility B

Subject to the terms of this Agreement, the Banks agree to grant the Company a committed multicurrency revolving credit facility under which the Banks agree to make Utilisations to the Company in an aggregate amount equal to the Total Facility B Commitments.

2.3	Letters of Credit

Facility B includes a letter of credit option.

2.4	Swingline Facility

(a)	Subject to the terms of this Agreement, the Swingline Lenders make available to the Company a swingline facility under Facility B in an aggregate amount equal to the Swingline Commitments.

(b)	The Swingline Facility is not independent of the Facility B Revolving Credit Facility.

2.5	Number of Utilisations

No more than five (5) Utilisations shall be outstanding at any time.

2.6	Limits

(a)	The aggregate Original Dollar Amount of all outstanding Facility A Loans shall not exceed the Total Facility A Commitments.

(b)	The aggregate Original Dollar Amount of all outstanding Utilisations under Facility B shall not exceed the Total Facility B Commitments, provided in addition that:

(i)	the aggregate Original Dollar Amount of all outstanding Letters of Credit shall not exceed US$200,000,000; and

(ii)	the aggregate Original Dollar Amount of all outstanding Swingline Loans shall not exceed the Total Swingline Commitments.

(c)	No Bank is obliged to participate in a Utilisation if it would cause the Original Dollar Amount of the aggregate of its participations in the Utilisations under a Facility to exceed its Commitment for that Facility.

(d)	Notwithstanding any other term of this Agreement a Bank is only obliged to participate in a Swingline Loan to the extent that it would not result in its share in the Utilisations and that of a Bank which is its Affiliate exceeding its Overall Facility B Commitment.

(e)	Where, but for the operation of paragraph (c) and (d) above, a Bank’s share in the Utilisations under Facility B and that of a Bank which is its Affiliate would have exceeded its Overall Facility B Commitment, the excess will be apportioned among the other Banks participating in the relevant Utilisation pro rata according to their relevant Facility B Revolving Credit Commitments. This calculation will be applied as often as necessary until the Utilisation is apportioned among the relevant Banks in a manner consistent with paragraph (c) above.

(f)	The Swingline Commitments must not at any time exceed the Facility B Revolving Credit Commitments and, if necessary, the Swingline Commitments will be automatically reduced to achieve this.

2.7	Nature of a Finance Party’s rights and obligations

(a)	The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

2.8	Change of Currency

If a change in any currency of a country occurs, this Agreement will be amended to the extent the Agent acting reasonably and in consultation with the Company specifies to be necessary to reflect the change in currency and to put the Banks in the same position, so far as possible, that they would have been in if no change in currency had occurred.

3.	PURPOSE

3.1	Facility A purpose

The Company shall apply each Facility A Loan towards its working capital requirements.

3.2	Facility B purpose

The Company shall apply each Utilisation under Facility B towards:

(a)	general corporate purposes including, for the avoidance of doubt, acquisitions provided the total consideration in respect of any such acquisition does not exceed US$200,000,000; and

(b)	refinancing the Existing Facilities,

provided that a Swingline Loan may not be applied in repayment or prepayment of another Swingline Loan.

3.3	No obligation to monitor

Without affecting the obligations of the Company in any way, no Finance Party is bound to monitor or verify the application of any Loan.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The obligations of each Finance Party to the Company under this Agreement are subject to the condition precedent that the Agent has notified the Company and the Banks that it has received all of the documents set out in Schedule 2 in form and substance satisfactory to the Agent.

4.2	Further conditions precedent

The obligations of each Bank to participate in a Utilisation are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Utilisation:

(i)	the representations and warranties in Clause 20 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the Utilisation is made; and

(ii)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or could reasonably be expected to result from the making of the Utilisation.

5.	UTILISATION—LOANS

5.1	General

This Clause applies to all Loans other than Swingline Loans.

5.2	Receipt of Requests

The Company may borrow a Loan under a Facility if the Agent receives a duly completed Request, not later than 12.00 noon one Business Day before the applicable Rate Fixing Day.

5.3	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	the Request specifies the Facility under which such Loan is to be drawn down;

(b)	the Drawdown Date is a Business Day falling within the relevant Availability Period;

(c)	the principal amount of the Loan is a minimum of US$10,000,000 and an integral multiple of US$5,000,000 (or its equivalent in an Optional Currency) or the principal amount of the Loan is equal to the balance of the undrawn Total Facility A Commitments or Total Facility B Commitments (as the case may be) as at the proposed Drawdown Date;

(d)	one Term is specified which:

(i)	does not extend beyond the relevant Final Maturity Date; and

(ii)	is a period of one, two, three or six months.

(e)	the payment instructions comply with Clause 15 (Payments);

(f)	the amount selected under paragraph (c) above does not cause Clause 2.6 (Limits) to be contravened; and

(g)	if the currency selected is an Optional Currency it complies with Clause 14 (Optional Currencies).

5.4	Amount of each Bank’s participation in a Loan

The amount of each Bank’s participation in each Loan will be equal to:

(a)	the proportion of that Facility A Loan which its Facility A Commitment bears to the Total Facility A Commitments; and

(b)	the proportion of that Facility B Loan which its Facility B Commitment bears to the Total Facility B Commitments,

in each case on the date of receipt of the relevant Request.

5.5	Notification of the Banks

The Agent shall promptly notify each Bank of the details of the requested Loan and the amount of its participation in the Loan.

5.6	Payment of proceeds

Subject to the terms of this Agreement, each Bank shall make its participation in each Loan available to the Agent for the Company on the relevant Drawdown Date.

6.	UTILISATION—LETTERS OF CREDIT

6.1	Giving of Requests

(a)	The Company may request a Letter of Credit to be issued under Facility B by giving to the Agent a duly completed Request.

(b)	Unless the Agent otherwise agrees, the latest time for receipt by the Agent of a duly completed Request is 11.00 a.m. ten Business Days before the proposed Utilisation Date.

(c)	Each Request is irrevocable.

6.2	Completion of Requests

A Request for a Letter of Credit will not be duly made unless:

(a)	it specifies that it is for a Letter of Credit and whether it is to be a Fronted LC or a Syndicate LC;

(b)	the Utilisation Date is a Business Day falling within the Availability Period for Facility B;

(c)	the amount of the Letter of Credit requested is:

(i)	a minimum amount of US$50,000,000 (or its equivalent in an Optional Currency);

(ii)	the maximum undrawn amount available under Facility B on the proposed Utilisation Date; or

(iii)	such other amount as the Agent may agree;

(d)	the proposed beneficiary is:

(i)	in respect of a Fronted LC, any of the EIB or a beneficiary incorporated in the UK, a member state of the EC or the United States of America;

(ii)	in respect of a Syndicate LC, the EIB; or

(iii)	any other beneficiary approved by all the Banks with a Facility B Revolving Credit Commitment;

(e)	the form of Letter of Credit is attached;

(f)	the expiry date of the Letter of Credit falls on or before the date falling five Business Days before the Facility B Final Maturity Date;

(g)	in respect of a Fronted LC, it specifies the name of the Fronting Bank and the Request is accompanied by confirmation from the relevant Bank that is has agreed to be Fronting Bank for that Letter of Credit; and

(h)	the delivery instructions for the Letter of Credit are specified.

Only one Letter of Credit may be requested in a single Request.

6.3	Issue of Letter of Credit

(a)	The Agent must promptly notify the Fronting Bank (if relevant) and each relevant Bank of the details of the requested Letter of Credit and the amount of such Bank’s share of that Letter of Credit.

(b)	The amount of each Bank’s share in a Letter of Credit will be equal to its Pro Rata Share of such Letter of Credit on the proposed Utilisation Date.

(c)	The Fronting Bank or Agent (as the case may be) is not obliged to issue any Letter of Credit if as a result:

(i)	the Fronting Bank or Agent would breach any law or regulation applicable to it;

(ii)	a Bank’s share in the outstanding Utilisations under Facility B would exceed its Facility B Commitment; or

(iii)	the outstanding Utilisations under Facility B would exceed the Total Facility B Commitments.

(d)	If the conditions set out in this Agreement have been met, then (as the case may be):

(i)	in respect of a Fronted LC, the Fronting Bank will issue the Letter of Credit on the proposed Utilisation Date; or

(ii)	in respect of a Syndicate LC, such Letter of Credit will, subject to the other terms of this Agreement, be issued by the Banks (via the Agent on behalf of the Banks) with a Facility B Revolving Credit Commitment severally in their Pro Rata Shares on the proposed Utilisation Date. Each Bank irrevocably authorises the Agent to sign each Syndicate LC which is to be issued in accordance with this Agreement on its behalf without further consent or consultation.

7.	LETTERS OF CREDIT

7.1	General

(a)	A Letter of Credit is repaid or prepaid to the extent that:

(i)	the Company provides cash cover for that Letter of Credit;

(ii)	the Company has made a payment under paragraph (b) of Clause 7.5 (Claims under a Letter of Credit) in respect of that Letter of Credit or the Company has made a reimbursement in respect of that Letter of Credit under paragraph (d) of Clause 7.6 (Indemnities);

(iii)	the maximum amount payable under the Letter of Credit is reduced in accordance with its terms;

(iv)	the Letter of Credit is returned by the beneficiary with his written confirmation that it is released and cancelled; or

(v)	the Fronting Bank (in respect of a Fronted LC) or (in respect of Syndicate LC) each of the Banks on whose behalf such Letter of Credit was issued is satisfied that it has no further liability under that Letter of Credit.

The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) to (v) above is the amount of the relevant cash cover, payment, release, cancellation or reduction.

(b)	If any amount becomes payable under a Letter of Credit, the Fronting Bank (in respect of a Fronted LC) or (in respect of a Syndicate LC) the Agent on behalf of all the Banks on whose behalf such Letter of Credit was issued will notify the Company, and the Company must repay or prepay that amount immediately.

(c)	The Company provides cash cover for a Letter of Credit if it pays an amount in the currency of the Letter of Credit to an interest-bearing account with a Finance Party in London in the name of the Company and the following conditions are met:

(i)	(in respect of a Fronted LC, in which case the cash cover is to be provided for all the Banks) the account is with the Fronting Bank or (in respect of a Syndicate LC) with the Agent;

(ii)	until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay to a Finance Party amounts due and payable to that Finance Party in respect of that Letter of Credit under this Clause; and

(iii)	the Company has executed and delivered a security document over that account, in form and substance satisfactory to the Agent or the relevant Bank, creating a first ranking security interest over that account.

Where cash cover is to be provided to all the Banks on whose behalf a Syndicate LC is issued via the Agent, a Bank may require its share of the cash cover to be paid into its account instead of an account with the Agent.

(d)	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Fronting Bank or the Banks in respect of that Letter of Credit at that time less any amount of cash cover (the Cash Cover Amount) provided in respect of that Letter of Credit which has not been applied in payment to the Fronting Bank or any Bank.

7.2	Revaluation

(a)	On the last day of each period of six months following the date of issue of a Letter of Credit issued in an Optional Currency (the Revaluation Date):

(i)	the Agent shall calculate the Original Dollar Amount of the face value of the Letter of Credit (for which purpose the Original Dollar Amount shall be calculated using the Agent’s Spot Rate of Exchange) (the New Value); and

(ii)	each relevant Bank’s participation in the Letter of Credit shall be increased or decreased (as the case may be) according to its Pro Rata Share of the New Value.

(b)	The Company shall, within three Business Days of the Agent giving notice of any calculation under paragraph (a) above, prepay Facility B to the extent necessary to (i) remedy any breach of Clause 2.6 (Limits) which results from the revaluation of a Letter of Credit under paragraph (a) above, or (ii) ensure a Bank’s share in the outstanding Utilisations under Facility B do not exceed its Facility B Commitments as a result of a revaluation of a Letter of Credit under paragraph (a) above.

(c)	The Agent shall promptly notify each relevant Party of the determination of a revaluation of a Letter of Credit under this Agreement.

7.3	Assignments and transfers

The consent (such consent not to be unreasonably withheld) of the Agent (in the case of a Syndicate LC) or (in the case of a Fronted LC) the Fronting Bank and (if required by the terms of the Letter of Credit) the beneficiary is required for any assignment or transfer of any Bank’s rights and obligations under this Agreement in relation to a Letter of Credit.

7.4	Fees in respect of Letters of Credit

(a)	Subject to paragraph (c), the Company must pay directly to the Fronting Bank a fronting fee in respect of each Fronted LC at a percentage rate per annum agreed between the Fronting Bank and the Company from and including the date of issue of each Fronted LC to and including its Repayment Date, payable quarterly in arrear.

(b)	Subject to paragraph (c), the Company must pay to the Agent a Letter of Credit fee computed at a rate equal to the then applicable Margin for Facility B Revolving Credit Loans on the outstanding amount of each Letter of Credit requested by it for the period from and including the date of the issue of that Letter of Credit until and including its Repayment Date. This fee will be distributed to the Banks according to each Bank’s Pro Rata Share of the relevant Letter of Credit on its Utilisation Date, adjusted to reflect any assignment or transfer to or by that Bank in accordance with Clause 7.3 (Assignments and transfers).

(c)	The Letter of Credit fee in respect of any outstanding or principal amounts of a Letter of Credit for which the Company has provided cash cover shall be 0.05 per cent. per annum on the Cash Cover Amount (as defined in Clause 7.1(d) (General) above).

(d)	Letter of Credit fee is payable quarterly in arrear and at the end of any shorter period that ends on the Repayment Date for that Letter of Credit.

7.5	Claims under a Letter of Credit

(a)	In the case of a Fronted LC, the Company and each Bank irrevocably and unconditionally authorises the Fronting Bank and in the case of a Syndicate LC, the Company irrevocably and unconditionally authorises each Bank on whose behalf such Letter of Credit was issued to pay through the Agent any claim made or purported to be made under a Letter of Credit requested by the Company and which appears on its face to be in order (a Letter of Credit Claim).

(b)	The Company must immediately on demand pay to the Agent, in the case of a Fronted LC for the account of the Fronting Bank or, in the case of a Syndicate LC, for the account of each Bank on whose behalf such Letter of Credit was issued via the Agent an amount equal to the amount of any relevant Letter of Credit Claim.

(c)	In the case of a Fronted LC, the Company and each Bank acknowledges that the Fronting Bank and in the case of a Syndicate LC, the Company acknowledges that the Agent and each Bank on whose behalf such Letter of Credit was issued:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Letter of Credit Claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person,

and the Fronting Bank, the Agent and each such Bank may assume that any demand, certificate, statement or document which appears on its face to be in order is correct and properly made.

(d)	The obligations of the Company and, in respect of any Fronted LC, each Bank under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(e)	A certificate signed by the Fronting Bank, the Agent or a Bank on whose behalf a Letter of Credit was issued by the Agent certifying the amount due to the Fronting Bank or such Bank shall be prima facie evidence of the matters so certified.

7.6	Indemnities

(a)	The Company must immediately on demand indemnify the Fronting Bank (for a Fronted LC) or (for a Syndicate LC) the Agent and each Bank on whose behalf a Letter of Credit was issued against any loss or liability which the Fronting Bank or the Agent or that Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Fronting Bank or the Agent or that Bank.

(b) (i)	For a Fronted LC, each Bank must immediately on demand indemnify the Fronting Bank against its share of any loss or liability which the Fronting Bank incurs under or in connection with any Letter of Credit issued by it and which at the date of demand has not been paid for by the Company, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Fronting Bank.

(ii)	For a Syndicate LC, each Bank (on whose behalf the Syndicate LC was issued) shall pay to the Agent on such date as the Agent shall specify the share of any Letter of Credit Claim, for payment by the Agent to the beneficiary in accordance with that Letter of Credit, unless the Company has complied with Clause 7.5(b) (Claims under a Letter of Credit).

(c)	A Bank’s share of the liability or loss referred to in paragraph (b) above will be its Pro Rata Share of the relevant Letter of Credit on its Utilisation Date, adjusted to reflect any subsequent assignment or transfer under this Agreement in accordance with Clause 7.3 (Assignments and transfers).

(d)	The Company must immediately on demand reimburse any Bank for any payment it makes to the Fronting Bank or to a beneficiary of a Letter of Credit under this Clause.

(e)	The obligations of the Company and any Bank under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by the Company or relevant Bank under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of the Company and any Bank under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:

(i)	any time or waiver granted to, or composition with, any person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of a Finance Document or any other document or security;

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(viii)	any insolvency or similar proceedings.

7.7	Bank as Fronting Bank

(a)	A Bank which is also the Fronting Bank shall be treated as a separate entity in those capacities and capable, as a Bank, of contracting with itself as the Fronting Bank.

(b)	A Fronting Bank shall promptly provide the Agent with such information regarding each Fronted LC issued by it as the Agent may reasonably request.

7.8	Rights of contribution

The Company will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

8.	UTILISATION—SWINGLINE LOANS

8.1	Giving of Requests

(a)	The Company may borrow a Swingline Loan by giving to the Swingline Agent (copied to the Agent) a duly completed Request.

(b)	Unless the Swingline Agent otherwise agrees, the latest time for receipt by the Swingline Agent of a duly completed Request for a Swingline Loan is 10.00 a.m. (New York City time) on the proposed Utilisation Date.

(c)	Each Request for a Swingline Loan must be sent to the Swingline Agent to its address as set out in Clause 36.2(c) (Address for notices).

(d)	Each Request for a Swingline Loan is irrevocable.

8.2	Completion of Requests

A Request for a Swingline Loan will not be regarded as having been duly completed unless:

(a)	it identifies that the Loan is a Swingline Loan;

(b)	the Utilisation Date is a Business Day falling within the Availability Period for Facility B;

(c)	the Term selected:

(i)	does not overrun the Facility B Final Maturity Date;

(ii)	is a period of not more than ten Business Days; and

(iii)	ends on a Business Day;

(d)	the amount of the Swingline Loan requested is:

(i)	a minimum of US$10,000,000 and an integral multiple of US$10,000,000 if the amount requested is less than US$30,000,000;

(ii)	the maximum undrawn amount available under this Agreement for Swingline Loans on the proposed Utilisation Date; or

(iii)	such other amount as the Swingline Agent or the Swingline Lenders may agree; and

(e)	the Swingline Loan is denominated in US Dollars.

Only one Swingline Loan may be requested in a Request.

8.3	Advance of Swingline Loan

(a)	The Swingline Agent must notify each Swingline Lender of the details of the requested Swingline Loan and the amount of its share in that Swingline Loan by 12.00 noon (New York City time) on the proposed Utilisation Date.

(b)	The amount of each Swingline Lender’s share of the Swingline Loan will be its Pro Rata Share on the proposed Utilisation Date adjusted to take account of any limit applying under this Clause 8 or 2.6 (Limits).

(c)	No Swingline Lender is obliged to participate in a Swingline Loan if as a result:

(i)	its share in the Swingline Loans would exceed its Swingline Commitment; or

(ii)	the outstanding Utilisations under Facility B would exceed the Total Facility B Commitments.

(d)	If the conditions set out in this Agreement have been met, each Swingline Lender must make its share in the Swingline Loan available to the Swingline Agent for the Company on the Utilisation Date.

8.4	Currency

Notwithstanding any other term of this Agreement, Swingline Loans may only be denominated in US Dollars.

9.	SWINGLINE LOANS

9.1	Interest

(a)	The rate of interest on each Swingline Loan for each day during its Term is the higher of:

(i)	the prime commercial lending rate in US Dollars announced by the Swingline Agent and in force on that day; and

(ii)	0.50 per cent. per annum over the rate per annum determined by it to be the Federal Funds Rate on or about 1.00 p.m. (New York City time) on that day.

(b)	For this purpose, Federal Funds Rate means in relation to any day, the rate per annum equal to:

(i)	the weighted average of the rates on overnight Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or

(ii)	if a rate is not published for that day or preceding day, the average of the quotations for that day on those transactions received by the Swingline Agent from three Federal funds brokers of recognised standing selected by the Swingline Agent.

(c)	If any day during a Term is not a Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable on the immediately preceding Business Day.

(d)	Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Swingline Loan made to it on the last day of its Term.

(e)	Any other term of this Agreement relating to:

(i)	calculation of the rate of interest (but not interest on overdue amounts); or

(ii)	market disruption,

does not apply to Swingline Loans.

9.2	Term

Notwithstanding any other term of this Agreement,

(a)	each Swingline Loan has one Term only; and

(b)	the Term for a Swingline Loan must be selected in the relevant Request.

9.3	Partial payments

(a)	If the Swingline Agent receives a payment in respect of the Swingline Facility insufficient to discharge all the amounts then due and payable by the Company to the Swingline Lenders under this Agreement, the Swingline Agent must apply that payment towards the obligations of the Company under the Finance Documents in respect of the Swingline Facility in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Swingline Agent under the Finance Documents incurred in respect of the Swingline Facility;

(ii)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid under this Agreement; and

(iii)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid under this Agreement.

(b)	The Swingline Agent must, if so directed by all the Swingline Lenders, vary the order set out in sub-paragraphs (a)(ii) and (iii) above, as appropriate.

(c)	This Clause 9.3 will override any appropriation made by the Company.

(d)	Any other term of this Agreement in relation to partial payments does not apply to the Swingline Facility.

9.4	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Bank must ensure that at all times its Overall Facility B Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Bank which is its Affiliate.

10.	TERM-OUT OPTION

(a)	The Company may, by notice to the Agent no more than 60 days and no less than 30 days before the Facility A Final Maturity Date, opt to convert Facility A, in whole or in part, into a term loan facility. The giving of this notice (the Conversion Request) constitutes the exercise of the term-out option by the Company.

(b)	The Company may only exercise the term-out option once.

(c)	The Conversion Request shall specify the amount of outstanding Facility A Revolving Credit Loans which are to be converted to Term Loans.

(d)	With effect from the date of the exercise of the term-out option:

(i)	the Facility A Revolving Credit Loans specified in the Conversion Request shall convert into Term Loans;

(ii)	any Loan borrowed under Facility A after that exercise date will be drawn and treated as a Term Loan;

(iii)	any Facility A Revolving Credit Loan outstanding on the date of the exercise of the term-out option which is not converted into a Term Loan must be repaid on its Repayment Date and in any case by no later than the last day of the Availability Period for Facility A; and

(iv)	the unutilised amount of the Total Facility A Commitments will be automatically cancelled at close of business on the last day of the Availability Period for Facility A.

11.	REPAYMENT

11.1	Repayment of Revolving Credit Loans

(a)	The Company must repay each Revolving Credit Loan made to it in full on its Repayment Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

(c)	Any amount of any Revolving Credit Loan still outstanding on the relevant Final Maturity Date shall be repaid on that Final Maturity Date.

11.2	Repayment of Letters of Credit

(a)	The Company must repay each Letter of Credit issued on its behalf in full on the date stated in that Letter of Credit to be its expiry date in accordance with paragraph (a) of Clause 7.1 (General).

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-utilised.

(c)	Any Letter of Credit still outstanding on the Facility B Final Maturity Date shall be repaid on that date in accordance with paragraph (a) of Clause 7.1 (General).

11.3	Repayment of Term Loans

(a)	The Company must repay each Term Loan on the Facility A Final Maturity Date.

(b)	Any amounts repaid under paragraph (a) above may not be re-utilised.

11.4	Repayment of Swingline Loans

(a)	The Company must repay each Swingline Loan made to it in full on its Repayment Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-utilised.

(c)	In the event and to the extent that a Swingline Loan is not repaid in accordance with paragraph (a) above, each Bank will, within four Business Days of a demand to that effect from the Swingline Agent, pay to the Swingline Agent on behalf of the Swingline Lenders (which shall be deemed to be a drawing of that Bank’s Commitment) an amount equal to its Agreed Percentage of the principal amount outstanding of such Swingline Loan and accrued interest (including default interest) thereon to the date of actual payment by such Bank (provided that no Bank shall be obliged to exceed its aggregate Facility B Commitment as a result of any such payment). The Company shall forthwith reimburse the Banks (through the Agent) in full for each payment made by the Banks under this paragraph (c). Each amount the Company is required to reimburse to the Banks under this paragraph (c) shall be deemed to be an overdue amount (as defined in Clause 13.5 (Default interest) which fell due for payment by the Company on the day on which the payment by the Banks giving rise to the reimbursement obligation was made and shall accrue default interest under Clause 13.5 (Default interest) accordingly.

12.	PREPAYMENT AND CANCELLATION

12.1	Automatic cancellation of the Total Commitments

Subject to Clause 10 (Term-out option), the relevant Commitment of each Bank shall be automatically cancelled at close of business on the last day of the relevant Availability Period.

12.2	Voluntary cancellation

The Company may, by giving not less than five days’ prior notice to the Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in a minimum Original Dollar Amount of US$10,000,000 (or its comparable amounts in any Optional Currency) or the balance of the unutilised Total Commitments, whichever is lower). Any cancellation in part shall be applied against the Commitment of each Bank pro rata.

12.3	Voluntary Prepayment

The Company may, on giving not less than ten days’ prior notice to the Agent, prepay all or any part of the Utilisations (but, if in part, in a minimum Original Dollar Amount of US$10,000,000 (or its comparable amounts in any Optional Currency) or the balance of the outstanding Utilisations under the relevant Facility, whichever is lower). Any partial prepayment of the Utilisations shall be applied pro rata against the participation of each Bank in that Utilisation.

12.4	Additional right of prepayment and cancellation

If the Company is required to pay any amount to or for the account of a Bank under Clause 16 (Taxes) or Clause 18 (Increased Costs) the Company may, whilst the circumstances giving rise to the requirement continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling five Business Days after the date of service of the notice:

(a)	the Company shall prepay that Bank’s participation in all the Utilisations together with all other amounts payable by it to that Bank under this Agreement; and

(b)	the Bank’s Commitments shall be cancelled.

12.5	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	Subject to the terms of this Agreement, any amount of a Utilisation repaid under this Agreement may subsequently be re-borrowed. For the avoidance of doubt, a Term Loan repaid or prepaid under this Agreement may not subsequently be re-borrowed.

(e)	No amount of any Commitment cancelled under this Agreement may subsequently be reinstated.

12.6	Mandatory prepayment—change of control

(a)	For the purposes of this Clause:

a change of control occurs if any person or group of persons acting in concert gains control of the Company;

acting in concert has the meaning given to it in the City Code on Takeovers and Mergers; and

control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988.

(b)	The Company must promptly notify the Agent if it becomes aware of any change of control.

(c)	Within 30 days after the earlier of notification by the Company to the Agent, or the Agent to the Banks, of a change of control, any Bank may, by notice from the Agent to the Company:

(i)	cancel that Bank’s Commitments; and

(ii)	declare all that Bank’s Pro Rata Share in outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

12.7	Mandatory prepayment—securitisation proceeds

To the extent a securitisation by a UK Subsidiary is permitted under, and a prepayment is required by, Clause 21.13(e) (Restriction on Borrowings of UK Subsidiaries):

(a)	if any UK Subsidiary receives proceeds from any securitisation of assets of the Group or transaction of a similar effect (the Securitisation Proceeds), the Company shall notify the Agent promptly after receipt of those proceeds;

(b)	the Company shall promptly following receipt of those proceeds by the relevant member of the Group repay or prepay the Utilisations by an amount equal to 75 per cent. of the Securitisation Proceeds (less any fees, costs and expenses relating to the relevant issue of debt securities) and that repayment or prepayment shall be applied against the participation of each Bank in each such Utilisation pro rata as between Facility A and Facility B; and

(c)	the Total Commitments shall be cancelled by an amount equal to 75 per cent. of the Securitisation Proceeds against the Commitments of each Bank pro rata as between Facility A and Facility B.

12.8	Mandatory prepayment—proceeds of new Group indebtedness

To the extent Borrowings by UK Subsidiaries are permitted under, and a prepayment is required by, paragraphs (d) and (g) of Clause 21.13 (Restriction on Borrowings of UK Subsidiaries):

(a)	if any UK Subsidiary incurs any Borrowings after the date of this Agreement, the Company shall notify the Agent promptly after receipt of those proceeds;

(b)	the Company shall promptly following receipt by the relevant UK Subsidiary of any proceeds from the relevant Borrowings, repay or prepay the Utilisations by an amount equal to 100 per cent. of those proceeds (less any fees, costs and expenses relating to the Borrowings) and that repayment or prepayment shall be applied against the participation of each Bank in each such Utilisation pro rata as between Facility A and Facility B; and

(c)	the Total Commitments shall be cancelled by an amount equal to 100 per cent. of the proceeds referred to in paragraph (a) above against the Commitments of each Bank pro rata as between Facility A and Facility B.

13.	INTEREST

13.1	Interest rate

Subject to Clause 13.5 (Default interest), the rate of interest on each Loan (other than a Swingline Loan) for its Term is the rate per annum determined by the Agent to be the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.

13.2	Margin adjustment

Any reduction or increase in the Margin during the Term of a Loan shall be determined on the Business Day immediately following receipt by the Agent of a notice referred to in Clause 21.17 (Rating change) from the Company (or any equivalent notice from a Finance Party) and shall take effect from the date on which the relevant change in long term credit rating assigned to the Company by S&P, Moody’s or any other rating agency approved for this purpose by the Majority Banks (as the case may be) was first published.

13.3	Non-Business Days

If a Term would otherwise end on a day which is not a Business Day, that Term shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.4	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Utilisation is payable by the Company on the last day of its Term and also, if the Term is longer than 6 months, on the date falling at 6 monthly intervals after the first day of that Term.

13.5	Default interest

(a)	If the Company fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before, on and after judgement, at a rate (the default rate) determined by the Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilisation in the currency of the overdue amount for such successive Terms of such duration as the Agent may determine (each a Designated Term), that default rate applying to those overdue amounts instead of the rate under Clause 13.1 (Interest rate).

(b)	The default rate will be determined on each Business Day or the first day of the relevant Designated Term, as appropriate.

(c)	If the Agent is informed that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it reasonably selects, after consultation with the Reference Banks.

(d)	Default interest will be compounded at the end of each Designated Term.

13.6	Notification of rates of interest

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

13.7	Terms

(a)	Each Revolving Credit Loan has one Term only which will commence on its Drawdown Date.

(b)	Each Term Loan has successive Terms, the first of which will commence on its Drawdown Date.

(c)	The Company will select the Term for a Loan in the relevant Request. In respect of a Term Loan which has been borrowed, the Company will select the Term in a notice to be delivered to the Agent by no later than the date falling three Business Days before the first day of that new Term. If the Company does not deliver a notice, the Term will be three months.

(d)	Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months.

(e)	If a Term for a Facility A Loan would otherwise overrun the Facility A Final Maturity Date it shall be shortened so that it ends on the relevant Facility A Final Maturity Date.

(f)	If a Term for a Facility B Loan would otherwise overrun the Facility B Final Maturity Date it shall be shortened so that it ends on the Facility B Final Maturity Date.

14.	OPTIONAL CURRENCIES

14.1	Selection

(a)	The Company shall select the currency of a Utilisation in the relevant Request.

(b)	The currency of each Utilisation must be US Dollars or an Optional Currency.

(c)	The Company may not choose a currency if as a result the Utilisations would be denominated at any time in more than 3 currencies.

(d)	The Agent shall notify each Bank of the currency and the Original Dollar Amount of each Utilisation and the applicable Agent’s Spot Rate of Exchange promptly after they are ascertained.

14.2	Revocation of currency

If, before 9.30 a.m. on any Rate Fixing Day, the Agent receives notice from a Bank that:

(a)	it is impracticable for the Bank to fund its participation in the relevant Utilisation in the relevant Optional Currency during its Term in the ordinary course of business in the London interbank market; and/or

(b)	the use of the proposed Optional Currency might contravene any law or regulation,

the Agent shall give notice to the Company and to the Banks to that effect before 11.00 a.m. on that day. In this event:

(i)	the Company and the Banks may agree that the drawdown will not be made; or

(ii)	in the absence of agreement, that Bank’s participation in the Utilisation (or, if more than one Bank is similarly affected, those Banks’ participations in the Utilisation) shall be treated as a separate Utilisation denominated in US Dollars during the relevant Term.

14.3	Optional Currency equivalents

The equivalent in US Dollars of a Utilisation or part of a Utilisation in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Utilisation;

(c)	the share of a Bank in a Utilisation;

(d)	the amount of any repayment of a Utilisation; or

(e)	the undrawn amount of a Bank’s Commitment,

is its Original Dollar Amount.

14.4	Term Loans—change of currency

(a)	A Term Loan will remain denominated in the same currency through successive Terms, unless the currency is changed under paragraph (c) below.

(b)	The Company may change the currency of a Term Loan with effect from the start of a Term by giving notice to the Agent by no later than the date falling three Business Days before the first day of that new Term Loan. The Term Loan will remain denominated in that currency until it is changed again under this Clause.

(c)	If a Term Loan is to be denominated in different currencies during successive Terms:

(i)	(unless the Agent and the Company agree otherwise in accordance with paragraph (d) below), the Company must repay that Term Loan on the last day of its current Term in the currency in which it is then denominated (the old currency); and

(ii)	the Banks must, subject to the terms of this Agreement, re-advance the Term Loan in the currency in which the Company requires the Term Loan to be denominated for the next Term (the new currency).

The amount of the Loan in the new currency will be calculated by reference to its Original Dollar Amount.

(d)	Alternatively, if the Agent and the Company agree:

(i)	the Agent may apply the amount (or so much of that amount as is necessary) of the Term Loan in the new currency to purchase an amount of the old currency sufficient to discharge the obligation of the Company to repay the Term Loan in the old currency; and

(ii)	the Agent must apply any amount of the old currency purchased under subparagraph (i) above towards repaying the Term Loan in the old currency.

(e)	If the amount purchased by the Agent pursuant to paragraph (d) above is less than the amount required to be repaid by the Company the Agent shall promptly notify the Company and the Company shall, on the date that the Term Loan is due to be repaid in the old currency, pay to the Agent an amount in the old currency equal to the difference.

(f)	If the day on which the old currency is due to be repaid is not also a Business Day for the new currency:

(i)	the Agent must notify the Company and the Banks promptly;

(ii)	the Term Loan will remain in the old currency until the next day which is a Business Day for both the old and the new currencies; and

(iii)	during this period, the Term Loan will have Terms running from one Business Day to the next Business Day.

(g)	The Company must indemnify the Agent against any loss or liability incurred by the Agent (acting reasonably) as a result of any foreign exchange contract entered into for the purpose of this Clause.

14.5	Term Loans—continuing in same Optional Currency

(a)	If a Term Loan is to be denominated in the same Optional Currency during two successive Terms, the Agent must calculate the amount of the Term Loan in the Optional Currency for the second of those Terms.

(b)	The amount of the Term Loan in the Optional Currency for the second Term will be the amount determined by notionally converting into that Optional Currency the Original Dollar Amount of the Term Loan on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

(c)	If the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Term, the Agent shall promptly notify the Company and the Company must pay, subject to paragraph (e) below, on the last day of the first Term an amount equal to the difference.

(d)	If the amount calculated is more than the existing amount of that Term Loan in the Optional Currency during the first Term, each Bank must (unless a Default is then outstanding) pay, subject to paragraph (e) below, on the last day of the first Term its Pro Rata Share of the difference.

(e)	If the calculation made by the Agent under paragraph (a) above shows that the amount of the Term Loan in the Optional Currency has increased or decreased by less than five per cent. since the first Term or (if later) the most recent adjustment under paragraph (c) or (d) above, no payment is required under paragraph (c) or (d) above.

14.6	Notification of rates and amounts

The Agent shall promptly notify each Party of any applicable Agent’s Spot Rate of Exchange or Original Dollar Amount.

15.	PAYMENTS

15.1	Place

All payments by the Company or a Bank under the Finance Documents shall be made to the Agent to its account at such office or bank as it may notify to the Company or that Bank for this purpose.

15.2	Funds

Payments under the Finance Documents to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Distribution

(a)	Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank:

(i)	in the principal financial centre of the relevant currency; or

(ii)	in the case of euro units or national currency units, in the principal financial centre of a Participating Member State or London,

as it may notify to the Agent for this purpose by not less than 5 Business Days’ prior notice.

(b)	The Agent may apply any amount received by it for the Company in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Company under the Finance Documents.

(c)	Where a sum is to be paid under the Finance Documents to the Agent for the account of another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent together with interest on that amount from the date of payment to the date of refund, calculated at a rate determined by the Agent to reflect its cost of funds.

15.4	Currency

(a)	A repayment or prepayment of a Utilisation or any part of a Utilisation is payable in the currency in which the Utilisation is denominated on its due date.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

(d)	Any other amount payable under the Finance Documents is, except as otherwise provided in this Agreement, payable in US Dollars.

15.5	Set-off and counterclaim

All payments made by the Company under the Finance Documents shall be made without set-off or counterclaim.

15.6	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

15.7	Partial payments

(a)	If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Agent shall apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 24.2 (Commitment fee) and Clause 24.3 (Utilisation fee);

(iii)	thirdly, in or towards payment pro rata of any accrued interest or Letter of Credit fee (as the case may be) due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Banks, vary the order set out in subparagraphs (a)(ii) to (v) above.

(c)	Paragraphs (a) and (b) above shall override any appropriation made by the Company.

15.8	Netting of payments

(a)	If on any date an amount (the first amount) is to be advanced or paid by a Bank under this Agreement and an amount (the second amount) is due from the Company to that Bank under the Finance Documents, the Company instructs that Bank to apply the first amount in or towards payment of the second amount.

(b)	The relevant Bank shall remain obliged to advance any excess (or, as the case may be, the Company shall remain obliged to pay any shortfall) in accordance with this Clause 15. Nothing in this Clause 15.8 shall be effective to create a charge.

16.	TAXES

16.1	Gross-up

All payments by the Company under the Finance Documents shall be made free and clear of and without deduction for or on account of any taxes levied or imposed by or on behalf of the UK or any taxing authority thereof or therein except to the extent that the Company is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted from any amounts payable or paid by the Company, or paid or payable by the Agent to a Bank, under the Finance Documents, the Company shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

16.2	Tax receipts

All taxes required by law to be deducted or withheld by the Company from any amounts paid or payable under the Finance Documents shall be paid by the Company when due and the Company shall, within 30 days of the payment being made, deliver to the Agent for the relevant Bank an original or certified copy of an official receipt or such other evidence, if any, as is then customary, evidencing that such deduction or withholding has been made and has been accounted for to the appropriate authorities.

16.3	Qualifying Banks

(a)	If, otherwise than as a result of the introduction of, change in, or change in the interpretation, administration or application of, any law, treaty or regulation or any practice or concession of the UK Inland Revenue occurring after the date of this Agreement, a Bank is not or has ceased to be a Qualifying Bank or is not or has ceased to be beneficially entitled to all interest received by it in respect of advances made by it under this Agreement, the Company will not be liable to pay to or for the account of that Bank under Clause 16.1 (Gross-up) any amount in respect of taxes levied or imposed by the UK or any taxing authority of or in the UK in excess of the amount it would have been obliged to pay if that Bank had been, or had not ceased to be a Qualifying Bank and had been beneficially entitled to all interest received by it in respect of advances made by it under this Agreement.

(b)	Each Bank warrants and represents to the Company on the date of this Agreement or (if later) on the date on which it becomes a Party that it is a Qualifying Bank and is beneficially entitled to all interest receivable by it in respect of advances made by it under this Agreement.

(c)	Each Bank which ceases to be a Qualifying Bank or which ceases to be beneficially entitled to interest received by it in respect of advances made by it under this Agreement will notify the Company forthwith upon becoming aware that it has so ceased.

16.4	Tax Credit

(a)	If the Company makes a payment pursuant to Clause 16.1 (Gross-up) for the account of any Bank and that Bank has received or been granted a credit against, or relief or remission or repayment of, any tax paid or payable by it (a Tax Credit) which is attributable to that payment or the corresponding payment under the Finance Document that Bank shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Company such amount as the Bank shall have reasonably determined to be attributable to such payments and which will leave the Bank (after such payment) in no better or worse position than it would have been if the Company had not been required to make any deduction or withholding.

(b)	Nothing in this Clause 16.4 shall interfere with the right of a Bank to arrange its tax affairs in whatever manner it thinks fit and without limiting the foregoing no Bank shall be under any obligation, except as expressly stated in sub-clause (a) above, to claim a Tax Credit or to claim a Tax Credit in priority to any other claims, relief, credit or deduction available to it. No Bank shall be obliged to disclose any information relating to its tax affairs or any computations in respect thereof.

16.5	Tax indemnity

In this Clause 16.5, Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of tax in relation to a sum received or receivable (or any sum deemed for the purposes of tax to be received or receivable) under a Finance Document.

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 16.1 (Gross-up) or

(B)	would have been compensated for by an increased payment under Clause 16.1 (Gross-up) but was not so compensated solely because one of the exclusions in Clause 16.3(a) (Qualifying Banks) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from a Company under this Clause 16.5, notify the Agent.

17.	MARKET DISRUPTION

17.1	Market disturbance

(a)	If IBOR is to be determined by reference to the Reference Banks and a Reference Bank does not supply an offered rate by 11.30 a.m. on the applicable Rate Fixing Day, the applicable IBOR shall, subject to paragraph (b) below, be determined on the basis of the quotations of the remaining Reference Banks.

(b)	If, in relation to any proposed Loan:

(i)	IBOR is to be determined by reference to the Reference Banks and no, or only one, Reference Bank supplies a rate by 11.30 a.m. on the applicable Rate Fixing Day for the purposes of determining the applicable IBOR; or

(ii)	the Agent otherwise determines (which determination, made by the Agent acting reasonably, shall be conclusive and binding on all parties) that adequate and fair means do not exist for ascertaining the applicable IBOR, the Agent shall promptly notify the Company and the relevant Banks of the fact and that this Clause 17 is in operation.

17.2	Alternative rates

If the Agent gives a notice under Clause 17.1 (Market disturbance):

(a)	the Company and the Banks may (through the Agent) agree that in the case of a Loan which has not been borrowed, that Loan shall not be borrowed; or

(b)	in the absence of agreement, a Loan (if it has not been borrowed) shall still be made: and

(i)	the Term of the Loans concerned shall be one month; and

(ii)	during the Term of each Loan the rate of interest applicable to that Loan shall be the applicable Margin plus the Mandatory Cost plus the rate per annum which is expressed as a percentage rate per annum of the cost to the Bank concerned of funding that Loan from whatever sources it may reasonably select, which rate shall be notified by the Bank concerned to the Agent before that last date of such Term.

18.	INCREASED COSTS

18.1	Increased costs

(a)	Subject to Clause 18.2 (Exceptions), the Company shall forthwith on demand by a Finance Party or any of its Affiliates pay that Finance Party the amount of any increased cost incurred by it as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation (including any relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control); or

(ii)	compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement increased cost means:

(i)	an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)	that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the participations in the Utilisations made or to be made under this Agreement as is attributable to it making, funding or maintaining those participations; or

(iii)	a reduction in any amount payable to a Finance Party or any of its Affiliates or the effective return to a Finance Party or any of its Affiliates under this Agreement or on its capital; or

(iv)	the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by a Finance Party or any of its Affiliates from any other Party under this Agreement.

18.2	Exceptions

Clause 18.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the payment of the Mandatory Cost;

(b)	attributable to any tax or amounts in respect of tax which must be deducted from any amounts payable or paid by the Company or payable or paid by the Agent to a Finance Party or any of its Affiliates under the Finance Documents;

(c)	attributable to any change in the rate of tax on the overall net income, profits or gains of a Bank (or the overall net income, profits or gains of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Facility Office is situate.

19.	ILLEGALITY AND MITIGATION

19.1	Illegality

If it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation, then:

(a)	the Bank may notify the Company through the Agent accordingly; and

(b) (i)	the Company shall to the extent required and within the period allowed by law or regulation or, if no period is allowed by law or regulation, forthwith prepay that Bank’s participation in all the Utilisations together with all other amounts payable by it to that Bank under this Agreement; and

(ii)	the Bank’s Commitments shall be cancelled.

19.2	Mitigation

Notwithstanding the provisions of Clauses 16 (Taxes), 18.1 (Increased costs) and 19.1 (Illegality), if in relation to a Bank or (as the case may be) the Agent circumstances arise which would result in:

(a)	any deduction, withholding or payment of the nature referred to in Clause 16 (Taxes); or

(b)	any increased cost of the nature referred to in Clause 18.1 (Increased costs); or

(c)	a notification pursuant to 19.1 (Illegality),

then without in any way limiting, reducing or otherwise qualifying the rights of that Bank or the Agent, that Bank shall upon becoming aware of the same notify the Agent thereof (whereupon the Agent shall notify the Company) and such Bank shall use reasonable endeavours to transfer its participation in the Facility and, in the case of the Agent or that Bank, its rights hereunder and under the Finance Documents to another financial institution or Facility Office not affected by the circumstances having the results set out in (a), (b) or (c) above and shall otherwise take such reasonable steps as may be open to it to mitigate the effects of such circumstances provided that such Bank or the Agent (as the case may be) shall not be under any obligation to take any such action if, in its reasonable opinion, to do so might have a material adverse effect upon its business, operations or financial condition or might involve it in any unlawful activity or any activity that is contrary to any request, guidance or directive of any competent authority (whether or not having the force of law) or (unless indemnified to its satisfaction) might involve it in any expense or tax disadvantage.

20.	REPRESENTATIONS AND WARRANTIES

20.1	Representations and warranties

The Company (in respect of itself and the Group) makes the representations and warranties set out in this Clause 20 (Representations and warranties) to each Finance Party.

20.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(b)	each member of the Group has the power to own its assets and carry on its business as it is being conducted.

20.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

20.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation, enforceable (subject to the Reservations) in accordance with its terms.

20.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation or judicial or official order; or

(b)	the constitutional documents of any member of the Group; or

(c)	to the best of the knowledge, information and belief of its Directors, any document which is binding upon any member of the Group or any asset of any member of the Group, to an extent or in a manner which would have a material adverse effect on its ability to perform its obligations under this Agreement.

20.6	No default

(a)	No Default is outstanding or would result from the making of any Utilisation; and

(b)	no other event is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, is reasonably likely to constitute) a default under any document which is binding on any member of the Group or any asset of any member of the Group to an extent or in a manner which might have a material adverse effect on its ability to perform its obligations under the Finance Documents.

20.7	Authorisations and admissibility in evidence

All authorisations required:

(a)	in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents; and

(b)	to make the Finance Documents admissible in evidence in England and Wales,

have been obtained or effected (as appropriate) and are in full force and effect.

20.8	Licences

Each member of the Group which requires a Licence for the conduct of its business has been duly licensed.

20.9	Accounts

The audited consolidated accounts of the Group most recently delivered to the Agent (which in respect of the Company only, at the date of this Agreement, are the Original Group Accounts):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in the United Kingdom consistently applied; and

(b)	fairly represent the consolidated financial condition of the Group as at the date to which they were drawn up.

20.10	Litigation

Save as disclosed in writing to the Agent prior to the date of this Agreement, no litigation, arbitration or administrative proceedings in relation to any member of the Group are current or, to its knowledge, pending or threatened, which are reasonably expected to be adversely determined and which would, if adversely determined, be likely to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

20.11	Information

(a)	All of the factual information (including all information relating to the Company provided in the information memorandum dated May, 2003 (the Information Memorandum)) supplied by it to the Agent in connection with the Finance Documents is true in all material respects and not misleading in any respect and there are no facts or matters not disclosed in writing to the Agent the omission of which makes any such factual information incorrect or misleading in any respect.

(b)	Nothing has occurred since the date the information was provided which renders the information contained in it untrue or misleading in any material respect and which, if disclosed, may affect the decision of a person considering whether to enter into this Agreement.

(c)	The financial projections contained in the Information Memorandum have been prepared as at their date, on the basis of recent historical information and assumptions believed by the Company to be reasonable.

(d)	Each expression of opinion or intention contained in the financial projections referred to in paragraph (c) above was made after careful consideration and enquiry and is believed by the Company to be reasonable as at the date at which it is stated to be given.

20.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.13	No material adverse change

As at the date of this Agreement, there has been no material adverse change in the consolidated financial condition of the Group since the date to which the Original Group Accounts were drawn up.

20.14	Deduction of Tax

(a)	It is not overdue in the filing of any tax returns or filings relating to any material amount of tax and it is not overdue in the payment of any material amount of, or in respect of, tax.

(b)	No claims or investigations by any tax authority are being or are reasonably likely to be made or conducted against it which are reasonably likely to result in a liability of or claim against any member of the Group to pay any material amount of, or in respect of, tax.

(c)	For tax purposes, it is resident only in the jurisdiction of its incorporation.

(d)	All amounts payable by it under the Finance Documents may be made without any deduction for or on account of tax.

20.15	Labour-related liabilities

(a)	No claims or investigations by any relevant authority are being or are reasonably likely to be made or conducted against it which are reasonably likely to result in a liability of or claim against any member of the Group to pay any material amount of, or in respect of, pensions, ERISA or similar labour-related liabilities.

(b)	Each relevant member of the Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Where applicable, no member of the Group has (i) failed to make any contribution or payment to any Plan or Multiemployer Plan (as the case may be), or made any amendment to any Plan, which has resulted or would result in the imposition of a Security Interest or the posting of a bond or other security under ERISA or the Internal Revenue Code or (ii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA, except where such failure or incurrence would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

For the purposes of this Clause:

ERISA means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended, or any successor statute.

Multiemployer Plan means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any company which ceased to be a member of the Group during such five year period.

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Plan means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any relevant member of the Group for employees of any relevant member of the Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any company which was at such time a member of the Group for employees of any company which was at such time a member of the Group.

20.16	Winding up, insolvency etc.

No meeting has been convened for the winding-up, administration, dissolution or liquidation of the Company, no such step is intended by the Company and, so far as the Company is aware, no petition, application or equivalent or analogous procedure under the law of the jurisdiction of its incorporation is outstanding for the winding-up, administration, dissolution or liquidation of the Company.

20.17	Environment

(a)	It has obtained all Environmental Licences required for the carrying on of its business as currently conducted and has at all times complied with:

(i)	the terms and conditions of such Environmental Licences; and

(ii)	all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement. There are to its knowledge no circumstances that may prevent or interfere with such compliance in the future.

(b)	There is no Environmental Claim pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which, if adversely determined, would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

20.18	Times for making representations and warranties

The representations and warranties set out in this Clause 20 are made by the Company on the date of this Agreement and, other than Clause 20.11 (Information) and 20.13 (No material adverse change), are deemed to be repeated by the Company on the date of each Request, each Utilisation Date, the first day of each Term, the date of exercise of the term-out option with reference to the facts and circumstances then existing, and in any case on a quarterly basis following the date of this Agreement.

21.	UNDERTAKINGS

21.1	Duration

The undertakings in this Clause 21 (Undertakings) will remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

21.2	Financial information

(a)	The Company shall supply to the Agent in sufficient copies for all the Banks:

(i)	as soon as the same are available (and in any event within 180 days of the end of each of its financial years) the audited consolidated accounts of the Group for that financial year;

(ii)	as soon as the same are available (and in any event within 90 days of the end of the first half-year of each of its financial years) the unaudited consolidated accounts of the Group for that half-year;

(iii)	(in respect of the Company only), together with the accounts specified in:

(A)	paragraph (i) above, a certificate signed by two of its directors on its behalf setting out in reasonable detail computations establishing compliance with Clause 21.12 (Financial covenants) as at the date to which those accounts were drawn up, together with a report from the Company’s auditors in the agreed form;

(B)	paragraph (ii) above, a certificate signed by two of its directors on its behalf setting out in reasonable detail computations establishing compliance with Clause 21.12 (Financial covenants) as at the date to which those accounts were drawn up; and

(iv)	as soon as the same are available (and in any event within 90 days from the end of the period for which they are produced) the quarterly unaudited consolidated accounts of the Group.

(b)	(i) The Company must notify the Agent of any change to the manner in which its audited consolidated accounts are prepared.

(ii)	If requested by the Agent, the Company must supply to the Agent:

(A)	a full description of any change notified under paragraph (b)(i) above; and

(B)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of accounts prepared on the changed basis and its most recent audited consolidated accounts delivered to the Agent under this Agreement.

(iii)	The Company may, or if requested by the Agent the Company must, enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Banks in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Agent will be, with the prior consent of the Majority Banks, binding on all the Parties.

(iv)	If no agreement is reached under paragraph (iii) above on the required amendments to this Agreement, the Company must supply with each set of its accounts another set of its accounts prepared on the same basis as the Original Group Accounts.

21.3	Information—Miscellaneous

The Company shall supply to the Agent:

(a)	all documents despatched by it to its shareholders (or any class of them) or its creditors (or any class of them) at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect on its ability to perform its obligations under the Finance Documents; and

(c)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition as any Finance Party through the Agent may reasonably request,

in sufficient copies for all of the Banks, if the Agent so requests.

21.4	Notification of Default

The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

21.5	Principal Subsidiaries

The Company shall promptly inform the Agent of the identity of each member of the Principal Subsidiary Group in each certificate which the Company delivers under Clause 21.2(a)(iii) (Financial information). That certificate shall set out in reasonable detail computations establishing that the aggregate EBITDA and Net Assets of the Principal Subsidiary Group equals or exceeds 75 per cent. of Consolidated EBITDA and Net Assets of the Group respectively.

21.6	Compliance certificates

The Company shall supply to the Agent promptly at any time, if the Majority Banks so request and they have or the Agent has grounds for believing that a Default may be outstanding, a statement signed by one of its senior officers on its behalf incorporating such information as it has in its possession which may be relevant as to whether any Default is outstanding and, if a Default is stated to be outstanding, stating the steps if any being taken to remedy it. Such statements shall contain such certificates as the Majority Banks may reasonably require as to questions of fact which are within the knowledge of the Company.

21.7	Authorisations

The Company shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	if requested, supply certified copies to the Agent of,

any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

21.8	Pari passu ranking

The Company shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for taxes, national insurance contributions, employee remuneration and benefits and any other obligations which from time to time are mandatorily preferred by law applying to companies generally.

21.9	Negative pledge

(a)	Subject to paragraph (b) below, the Company shall not, and shall procure that no other member of the Group will, create or permit to subsist, any Security Interest on any of its assets.

(b)	Notwithstanding paragraph (a) above, each member of the Group may create, or permit to subsist, Permitted Security Interests on its assets.

21.10	Disposals

(a)	The Company shall not, and shall procure that any member of the Group shall not, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily sell, transfer, grant or lease or otherwise dispose of:

(i)	any Licence or its interest in any Mandatory Subsidiary or any other Subsidiary to whom a Mandatory Subsidiary sells, transfers, grants, leases or otherwise disposes of any Licence; or

(ii)	any material part of its assets (to the extent not prohibited by subparagraph (i) above).

(b)	Subparagraph (a)(ii) does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity;

(ii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	the disposal of assets on arm’s length terms;

(iv)	sale and lease-back transactions the net financial effect of each of which (looking at the sale and any related lease-back together) represent a transaction on arm’s length terms; and

(v)	disposals to which the Majority Banks have agreed in writing.

21.11	Environmental matters

The Company will procure that each member of the Group complies in all material respects with:

(a)	the terms and conditions of all Environmental Licences applicable to it; and

(b)	all other applicable Environmental Law,

where failure to comply with the relevant Environmental Licence or Environmental Law might reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under this Agreement.

21.12	Financial covenants

The Company shall procure that:

(a)	the ratio of Total Consolidated Net Borrowings to Consolidated EBITDA does not at any time exceed 4.0 to 1; and

(b)	as at the last day of each financial year and each financial half-year of the Company (each a Measurement Date):

(i)	the ratio of Operating Profit for the preceding twelve months of the Group to Net Interest Payable for the same period is not less than 2.50 to 1; and

(ii)	the ratio of Earnings to Consolidated Dividends is not less than:

(A)	1.0 to 1 for the twelve months ending on 30th September, 2003; and

(B)	thereafter, 1.25 to 1 for any period of twelve months ending on a Measurement Date.

21.13	Restriction on Borrowings of UK Subsidiaries

The Company shall procure that no UK Subsidiaries will have outstanding any Borrowings, except for:

(a)	any Borrowing listed in Schedule 9 (Existing Borrowings) except, in relation to all such Borrowings other than the Retail Price Index Linked £175,000,000 bond with a final maturity date of 13th October, 2024, to the extent the principal amount (in the currency stated in Schedule 9) under that Borrowing exceeds the amount stated in Schedule 9;

(b)	Borrowings incurred by UK Subsidiaries with the prior consent of the Majority Banks;

(c)	Borrowings owed by UK Subsidiaries to other UK Subsidiaries;

(d)	Borrowings by UK Subsidiaries under EIB Facilities and not exceeding US$200,000,000 in aggregate, provided such Borrowings under the relevant EIB Facilities cannot on their terms be repaid earlier than the Facility B Final Maturity Date, and the Borrowings are used to repay or prepay Utilisations in accordance with Clause 12.8 (Mandatory prepayment—proceeds of new Group indebtedness);

(e)	Borrowings of UK Subsidiaries not exceeding £500,000,000 in aggregate in connection with a securitisation or transaction of a similar effect after the date of this Agreement in respect of the assets of that UK Subsidiary, provided such Borrowings are used to repay or prepay Utilisations in accordance with Clause 12.7 (Mandatory prepayment—securitisation proceeds);

(f)	any Borrowings by a UK Subsidiary which is a directly wholly-owned special purpose finance Subsidiary of the Company, provided that any such Borrowings are directly on-lent to the Company;

(g)	any other Borrowings of any UK Subsidiary not exceeding £200,000,000 in aggregate so long as:

(i)	such Borrowings cannot, on their terms, be repaid in whole or in part earlier than the Facility B Final Maturity Date; and

(ii)	such Borrowings are used to repay or prepay Utilisations in accordance with Clause 12.8 (Mandatory prepayment—proceeds of new Group indebtedness),

provided that the aggregate of the Borrowings of all UK Subsidiaries permitted under paragraphs (b) to (g) inclusive of this Clause 21.13 does not exceed, at any time, £650,000,000 (or its equivalent in other currencies) at that time.

In this Clause 21.13:

(A)	Borrowings of a Subsidiary of the Company arising in respect of guarantees issued by it, at any time, shall be taken into account in an amount equal to the actual (and not the nominal) amount guaranteed by that guarantee at that time; and

(B)	Borrowings of Subsidiaries of the Company party to an intra-Group bank netting arrangement in relation to the usual operation of current accounts, at any time, shall be taken into account only in an amount equal to the net debit balance outstanding in respect of all accounts subject to that netting arrangement, at that time.

21.14	Restrictions on Borrowings of non-UK Subsidiaries

(a)	The Company shall procure that PacifiCorp Total Debt will at no time exceed 60 per cent. of PacifiCorp Total Capitalisation.

(b)	For the purposes of this Clause:

Inter-Company Loan Agreement means the inter-company loan agreement dated as of 4th April, 1983 among PacifiCorp and certain of its Subsidiaries and Affiliates, and any additional or substitute intercompany lending agreement, or amendment thereto, on substantially the terms and conditions (other than rates of interest) of that inter-company loan agreement.

PacifiCorp Total Capitalisation means at any date the sum of:

(i)	all Borrowings of PacifiCorp (other than Borrowings of PacifiCorp outstanding under the Inter-Company Loan Agreement);

(ii)	all Borrowings of PacifiCorp outstanding under the Inter-Company Loan Agreement net of any advances by PacifiCorp to any of its Affiliates under the Inter-Company Loan Agreement (but not below zero);

(iii)	preferred stock of PacifiCorp; and

(iv)	common stock equity of PacifiCorp,

less the amount (if any) by which the aggregate amount of PacifiCorp’s investments in Subsidiaries exceeds US$500,000,000,

all determined as of such date; provided that Qualifying Junior Subordinated Debt shall be included in PacifiCorp Total Capitalisation only if and to the extent that the inclusion thereof does not cause the aggregate amount of all preferred stock and Qualifying Junior Subordinated Debt to exceed 15% of PacifiCorp Total Capitalisation.

PacifiCorp Total Debt means at any date the sum of:

(i)	all Borrowings of PacifiCorp (other than Borrowings of PacifiCorp outstanding under the Inter-Company Loan Agreement and Qualifying Junior Subordinated Debt);

(ii)	all Borrowings of PacifiCorp outstanding under the Inter-Company Loan Agreement net of any advances by PacifiCorp to any of its Affiliates under the Inter-Company Loan Agreement (but not below zero); and

(iii)	any portion of mandatorily redeemable preferred stock of PacifiCorp that is a current liability,

all determined as of such date.

Qualifying Junior Subordinated Debt means subordinated debt of PacifiCorp which has:

(i)	an original maturity of 20 years or more;

(ii)	provisions permitting PacifiCorp to defer the payment of interest for a period or periods of 20 consecutive quarters or more;

(iii)	no principal payments that are due and payable until after the Final Maturity Date; and

(iv)	all other characteristics (except interest rate) materially no less favorable to PacifiCorp than PacifiCorp’s 8 1/4% Junior Subordinated Deferrable Interest Debentures, Series C maturing on 30th June, 2036 and described in PacifiCorp Capital I’s Prospectus Supplement dated 6th June, 1996.

21.15	Lending and guarantees

(a)	Except as provided in paragraph (b) below, no member of the Group may be the creditor in respect of any Borrowings or of any trade credit extended to any of its customers.

(b)	Paragraph (a) does not apply to:

(i)	trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	any loan by one member of the Group to another member of the Group; or

(iii)	any other exceptions agreed by the Majority Banks.

21.16	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

21.17	Rating change

The Company shall provide to the Agent, promptly upon becoming aware of it, written notice of any change in the long term credit rating assigned to it by S&P or Moody’s or such other rating agency as may be approved from time to time for this purpose by the Majority Banks.

21.18	SP Energy Management

The Company shall procure that SP Energy Management will conduct itself in its business in accordance with the standards of a reasonable and prudent operator.

For the purposes of this Clause, reasonable and prudent operator means a person seeking to perform its contractual obligations and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator in compliance with all applicable laws engaged in the same type of undertaking in the same jurisdictions and under the same or similar circumstances and conditions.

22.	DEFAULT

22.1	Events of Default

Each of the events set out in Clauses 22.2 (Non-payment) to 22.18 (Material adverse change) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Company or any other person).

22.2	Non-payment

The Company does not pay any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable, unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three Business Days of its due date.

22.3	Breach of other obligations

The Company does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.2 (Non-payment)) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 30 days from the date on which the Agent gives notice to the Company requiring the same to be remedied.

22.4	Misrepresentation

A representation, warranty or statement made or repeated by the Company in or in connection with any Finance Document or in any document delivered by or on behalf of the Company under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated.

22.5	Cross-default

(a)	Any Borrowings (other than Hedging Liabilities) of a member of the Group are not paid when due or within any applicable grace period provided in the original documentation therefor; or

(b)	any Hedging Liabilities of a member of the Group are not paid within a period of five Business Days of the due date or any applicable grace period provided in the original documentation therefor, whichever is the shorter; or

(c)	any Borrowings of a member of the Group become (or become capable of being declared) prematurely due and payable or are placed (or become capable of being placed) on demand in each case as a result of an event of default or termination event (howsoever described) under the document relating to those Borrowings; or

(d)	any Security Interest securing Borrowings over any asset of a member of the Group becomes enforceable and the holder thereof shall commence proceedings or appoint a receiver, manager or similar officer to take steps to enforce the same, except that this Clause 22.5 shall not apply to:

(i)	Project Finance Borrowings; or

(ii)	Borrowings:

(A)	liability for payment of which is being contested in good faith by appropriate proceedings provided that if the Company’s auditors determine that the amount in dispute should be provided for in the relevant accounts, that the auditors verify that such amount is fully provided against; or

(B)	the aggregate principal amount of which (taking into account, in the case of Hedging Liabilities, the net payment due to the relevant counterparties as the principal amount for this purpose) is US$30,000,000 or less or its equivalent in other currencies.

22.6	Insolvency

(a)	The Company or a Principal Subsidiary is, or is deemed for the purposes of any law to be, unable to pay its debts (within the meaning of Section 123(1) or, in the case of the Company only, 123(2) of the Insolvency Act 1986 but, for the purposes of this Clause 22.6, Section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£250,000” or such higher figure as the Majority Banks may from time to time agree);

(b)	The Company or a Principal Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c)	the Company or a Principal Subsidiary by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

22.7	Administration

(a)	Any meeting of the Company’s or of any Principal Subsidiary’s shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court for its administration or any such resolution is passed; or

(b)	the directors, shareholders or other officers of the Company or any Principal Subsidiary request an application for an administrative order, or give notice of their intention to make such a request; or

(c)	any person presents an application to, or files documents with, a court for an administration order in relation to the Company or any Principal Subsidiary and either (i) the Company or such Principal Subsidiary (as the case may be) does not apply to the court within 30 days after the presentation of such petition requesting the court to refuse such petition or (ii) it does so apply but such petition is not refused by such court within 60 days after such application for the refusal of such petition.

22.8	Compositions etc

The Company or any Principal Subsidiary has any voluntary arrangement proposed in relation to it under Section 1 of the Insolvency Act 1986 or any step is taken with a view to a moratorium, composition, scheme of arrangement, compromise or other arrangement involving the Company or such Principal Subsidiary (as the case may be) and their respective creditors generally (other than for the purposes of reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Banks).

22.9	Winding up

(a)	Any meeting of the Company’s or of any Principal Subsidiary’s shareholders, directors or other officers is convened for the purpose of considering any resolution for (or to petition for) its winding up (other than in connection with a reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Banks); or

(b)	The Company or any Principal Subsidiary passes any resolution for its winding up other than a resolution previously approved in writing by the Majority Banks (other than in connection with a reconstruction or amalgamation upon terms and within such period as may previously have been approved in writing by the Majority Banks); or

(c)	any person presents a petition, or files documents with a court, for the winding up of the Company or any Principal Subsidiary is presented to the court and either (i) the Company or such Principal Subsidiary (as the case may be) does not apply to the court within 30 days after the presentation of such petition requesting the court to refuse such petition, or (ii) it does so apply but such petition is not refused by such court within 60 days after such application for the refusal of such petition; or

(d)	The Company or any Principal Subsidiary becomes subject to a winding up order.

22.10	Appointment of receivers and managers

(a)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Company or any Principal Subsidiary or any material part of its assets or undertaking and (in the case of a receiver only) such appointment continues for more than 30 days; or

(b)	the directors of the Company or any Principal Subsidiary request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like.

22.11	Creditors’ process

Any attachment, sequestration, distress, execution or diligence (whether on the dependence or otherwise) affects any material asset of the Company or any Principal Subsidiary and is not discharged within 21 days.

22.12	Analogous proceedings

There occurs, in relation to the Company or any Principal Subsidiary, any event anywhere which corresponds to any of those mentioned in Clauses 22.6 (Insolvency) to 22.11 (Creditors’ process) (inclusive).

22.13	Unlawfulness

It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

22.14	Revocation and Modification of Licences

Any Licence is:

(a)	revoked, surrendered, terminated or disposed of (or any notice of revocation or termination is issued by the relevant regulatory authority); or

(b)	modified,

in any manner or circumstances which would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.

22.15	Cessation of business

The Company ceases to carry on all or a substantial part of its business.

22.16	Change of control of a Mandatory Subsidiary

A Mandatory Subsidiary ceases to be a wholly owned Subsidiary of the Company.

22.17	Repudiation

The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.18	Material adverse change

Any event or circumstance occurs which has a Material Adverse Effect.

22.19	Acceleration

On and at any time after the occurrence of an Event of Default while such event is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Company:

(a)	cancel the Total Commitments; and/or

(b)	demand that all of the Utilisations, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	demand that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand.

23.	THE AGENT AND THE MANDATED LEAD ARRANGERS

23.1	General

References in this Clause 23 to Agent shall include the Agent and the Swingline Agent.

23.2	Appointment and duties of the Agent

Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

23.3	Role of the Mandated Lead Arrangers

Except as otherwise provided in this Agreement, each Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

23.4	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

23.5	Majority Banks’ directions

The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions the Agent may act as it considers to be in the best interests of all the Banks.

23.6	Delegation

The Agent may act under the Finance Documents through its personnel and agents.

23.7	Responsibility for documentation

Neither the Agent nor a Mandated Lead Arranger is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

23.8	Default

(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b)	The Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

23.9	Exoneration

(a)	Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

23.10	Reliance

The Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

23.11	Credit approval and appraisal

Without affecting the responsibility of the Company for information supplied by it or on their behalf in connection with any Finance Document, each Bank confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of the Company and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or the Mandated Lead Arrangers in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Company and their related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.12	Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clause 4 (Conditions Precedent) upon the request and at the expense of that Bank.

(c)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Agent has no duty:

(i)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of the Company or any related entity of the Company whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from the Company.

23.13	The Agent and each Mandated Lead Arranger individually

(a)	If it is also a Bank, each of the Agent and a Mandated Lead Arranger has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent or a Mandated Lead Arranger.

(b)	Each of the Agent and a Mandated Lead Arranger may:

(i)	carry on any business with the Company or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, the Company or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

23.14	Indemnities

(a)	Without limiting the liability of the Company under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct.

(b)	A Bank’s proportion of the liability or loss set out in paragraph (a) above is the proportion which the Original Dollar Amount of its participation in the Utilisations (if any) bear to the Original Dollar Amount of all the Utilisations on the date of the demand. If, however, there are no Utilisations outstanding on the date of demand, then the proportion will be the proportion which its relevant Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

23.15	Compliance

(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent need not disclose any information relating to the Company or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

23.16	Resignation of Agent

(a)	Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Banks and the Company, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may appoint a successor Agent.

(b)	If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may appoint a successor Agent.

(c)	The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment. On giving the notification, the successor Agent will succeed to the position of the retiring Agent and the term Agent will mean the successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 23 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

23.17	Banks

The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Bank to the contrary by not less than five Business Days prior to the relevant payment.

23.18	Extraordinary management time and resources

In addition to the fees (if any) paid or payable to the Agent pursuant to Clause 24 (Fees), the Company shall, on demand by the Agent, reimburse it for its own account at such reasonable daily or hourly rates as the Agent may separately agree with the Company from time to time, the reasonable cost of utilising its management time or other resources in connection with taking all such steps or other action which:

(a)	the Company requests, in connection with:

(i)	the granting or proposed granting of any waiver or consent under any Finance Document; or

(ii)	any amendment or proposed amendment to any Finance Document; or

(b)	which the Company or the Majority Banks request(s) in connection with:

(i)	any breach by the Company of its obligations under any Finance Document or any investigations in respect of any such breach; or

(ii)	the preservation and enforcement of any of the rights of the Finance Parties under the Finance Documents; or

(iii)	the occurrence of a Default.

24.	FEES

24.1	Front-end fees

The Company shall pay to the Agent for the Mandated Lead Arrangers front-end fees in the amounts agreed in the relevant Fee Letter within one Business Day of the date of this Agreement which the Agent shall distribute to the Banks in the manner agreed between the Mandated Lead Arrangers and the Banks.

24.2	Commitment fee

(a)	The Company shall pay to the Agent for each Bank a commitment fee computed at the rate of:

(i)	30 per cent. of the applicable Margin per annum on the undrawn, uncancelled amount of that Bank’s Facility A Commitment; and

(ii)	45 per cent. of the applicable Margin per annum on the undrawn, uncancelled amount of that Bank’s Facility B Commitment,

during the period from the date of this Agreement up to and including the relevant Final Maturity Date.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Agent for the relevant Bank(s) on the cancelled amount of its Commitments at the time the cancellation takes effect.

24.3	Utilisation fee

(a)	For each day on which the outstanding principal amount of the Utilisations exceeds 33.3 per cent., but is less than 66.6 per cent., of the Total Commitments at that time, the Company shall pay a utilisation fee to the Agent, for the account of the Banks of 0.05 per cent. per annum, on the amount of the outstanding principal amount of the Utilisations on that day.

(b)	For each day on which the outstanding principal amount of the Utilisations exceeds 66.6 per cent. of the Total Commitments at that time, the Company shall pay a utilisation fee to the Agent, for the account of the Banks, of 0.1 per cent. per annum on the amount of the outstanding principal amount of the Utilisations on that day.

(c)	The utilisation fee is payable quarterly in arrear. Accrued utilisation fee is also payable to the Agent for the account of the Banks on the date that the Commitments are cancelled and the Utilisations are prepaid or repaid in full.

24.4	Agent’s fee

The Company shall pay to the Agent for its own account an agency fee in the amount and at the times agreed in the relevant Fee Letter.

24.5	Term-out fee

The Company shall pay to the Agent for the account of each Bank a term-out fee calculated rate of 0.15 per cent. flat on the amount of the Facility A Commitment of that Bank requested to be converted into Term Loans under Clause 10 (Term-Out Option) within five Business Days of the date of exercise of the term-out option.

24.6	VAT

Any fee referred to in this Clause 24 (Fees) is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Company at the same time as it pays the relevant fee.

25.	EXPENSES

25.1	Initial and special costs

The Company shall forthwith on demand pay the Agent and each Mandated Lead Arranger the amount of all reasonable costs and expenses (including legal fees) incurred by each of them in connection with:

(a)	the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents referred to in this Agreement;

(ii)	any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement;

(b)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Company and relating to a Finance Document or a document referred to in any Finance Document; and

(c)	any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

25.2	Enforcement costs

The Company shall forthwith on demand pay to each Finance Party the amount of all reasonable costs and expenses (including legal fees) incurred by it:

(a)	in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

(b)	in investigating any possible Default.

26.	STAMP DUTIES

The Company shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

27.	INDEMNITIES

27.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of the Company’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	the Company shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Company shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Company shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

27.2	Other indemnities

The Company shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Default;

(b)	the operation of Clause 2.8 (Change of Currency), 22.19 (Acceleration) or Clause 33 (Pro Rata Sharing);

(c)	any payment of principal or an overdue amount being received from any source otherwise than on its Repayment Date and, for the purposes of this paragraph (c), the Repayment Date of an overdue amount is the last day of each Designated Term (as defined in Clause 13.5 (Default interest)); or

(d)	(other than by reason of negligence or default by a Finance Party) a Utilisation not being made after the Company has delivered a Request for that Utilisation.

The Company’s liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Utilisation.

28.	EVIDENCE AND CALCULATIONS

28.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

28.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3	Calculations

Interest (including any applicable Mandatory Cost) and any fees accruing under this Agreement shall accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, in the case of interest payable on an amount denominated in Sterling only or where the market practice otherwise dictates, 365 days.

29.	AMENDMENTS AND WAIVERS

29.1	Procedure

(a)	Subject to Clause 29.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Company, the Majority Banks and the Agent. The Agent may effect, on behalf of the Banks, an amendment to which they or the Majority Banks have agreed.

(b)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

29.2	Exceptions

An amendment or waiver which relates to:

(a)	the definition of Majority Banks in Clause 1.1;

(b)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents;

(c)	an increase in, or extension of, a Bank’s Commitment;

(d)	a term of a Finance Document which expressly requires the consent of each Bank;

(e)	Clause 2.7 (Nature of a Finance Party’s rights and obligations), Clause 33 (Pro Rata Sharing) or this Clause 29; or

(f)	a right of a Bank to assign or transfer its rights or obligations under the Finance Documents,

may not be effected without the consent of each Bank.

29.3	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

30.	CHANGES TO THE PARTIES

30.1	Transfers by the Company

The Company may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

30.2	Transfers by Banks

(a)	Subject to Clauses 7.3 (Assignments and transfers) and 9.4 (Conditions of assignment or transfer), a Bank (the Existing Bank) may at any time assign, transfer or novate any of its rights and/or obligations under this Agreement (in a minimum amount equal to US$10,000,000 or, if less with respect to a particular Bank, the balance of that Bank’s Commitment at the time of transfer) to another bank or financial institution which is a Qualifying Bank (the New Bank). The prior consent of the Company is required for any such assignment, transfer or novation, unless:

(i)	the New Bank is another Bank or an Affiliate of a Bank; or

(ii)	a Default is outstanding.

However, the prior consent of the Company must not be unreasonably withheld or delayed and will be deemed to have been given if, within 21 days of receipt by the Company of an application for consent, it has not been expressly refused.

(b)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with Clause 30.3 (Procedure for novations); or

(ii)	the New Bank confirms to the Agent and the Company that it is a Qualifying Bank and that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(c)	Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation except that no Bank may sub-contract any such obligation if the effect of such contract would be that a person other than a Qualifying Bank has any beneficial entitlement to any interest received by it under this Agreement.

(d)	On each occasion that an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of £1,000.

(e)	An Existing Bank is not responsible to a New Bank for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(f)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of the Company and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Company and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

(ii)	support any losses incurred by the New Bank by reason of the non-performance by the Company of its obligations under this Agreement or otherwise.

(h)	Any reference in this Agreement to a Bank includes a New Bank, but excludes a Bank if no amount is or may be owed to or by that Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

30.3	Procedure for novations

(a)	A novation is effected if the Existing Bank and the New Bank deliver to the Agent a Novation Certificate in the form of Schedule 5 and the Agent executes it.

(b)	Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Bank and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)	the rights of the Existing Bank against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv)	the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate. The completed Novation Certificate must be delivered to the Agent at least 5 Business Days before the date on which it is stated to be effective or such other date agreed by the Agent. If no agreement can be reached by the Agent the novation will not be effective.

30.4	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be one of the Banks, the Agent shall (in consultation with the Company) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

30.5	Register

The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

30.6	Change of Facility Office

No Bank will change its Facility Office if, at the time of the change, circumstances exist which would oblige the Company to pay that Bank any amount under Clause 16 (Taxes) or Clause 18 (Increased Costs) which it would not have been obliged to pay if that Bank had retained the same Facility Office.

31.	DISCLOSURE OF INFORMATION

A Bank may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

(i)	a copy of any Finance Document; and

(ii)	any information which that Bank has acquired under or in connection with any Finance Document.

Provided that any such Affiliate or person has entered into a confidentiality undertaking substantially in the form of Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

32.	SET-OFF

A Finance Party may set off any matured obligation owed by the Company under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

33.	PRO RATA SHARING

33.1	Redistribution

If any amount owing by the Company under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 15 (Payments) (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 15 (Payments);

(c)	subject to Clause 33.3 (Exception), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the redistribution) equal to the excess;

(d)	the Agent shall treat the redistribution as if it were a payment by the Company under Clause 15 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 15.7 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and the Company will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

33.2	Reversal of redistribution

If under Clause 33.1 (Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 33.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

33.3	Exception

A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Company in the amount of the redistribution pursuant to Clause 33.1(e) (Redistribution).

34.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

35.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

36.	NOTICES

36.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing or by facsimile. Any such notice will be deemed to be given as follows:

(a)	if in writing, when delivered; and

(b)	if by facsimile, when received.

However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

36.2	Addresses for notices

(a)	The address and facsimile number of each Party (other than the Agent and the Swingline Agent) for all notices under or in connection with this Agreement are:

(i)	that notified by that Party for this purpose to the Agent on or before it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Agent by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Agent is:

The Royal Bank of Scotland plc

2.5 Devonshire Square

London EC2M 4BB

Facsimile number: +44 207 615 7673

Attention: Loans Administration

or such other as the Agent may notify to the other Parties by not less than five Business Days’ notice.

(c)	The address and facsimile number of the Swingline Agent is:

The Royal Bank of Scotland plc, New York Branch

101 Park Avenue

12th Floor

New York, NY 10178

Facsimile number: +1 212 401 1336Attention: Juanita Baird/Rebecca Zhang—Commercial Loans

(d)	The Agent shall, promptly upon request from any Party, give to that Party the address or facsimile number of any other Party applicable at the time for the purposes of this Clause.

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	JURISDICTION

(a)	Each of the parties hereto irrevocably agrees, for the benefit of the Agent and the Banks, that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

(b)	The Company irrevocably waives any objection which it might now or hereafter have to the courts referred to in paragraph (a) above being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

(c)	The submission to the jurisdiction of the courts referred to in paragraph (a) above shall not (and shall not be construed so as to) limit the right of the Agent or the Banks to take proceedings in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

39.	SERVICE OF PROCESS

Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)	irrevocably appoints its London office at 30 Cannon Street, London EC4M 6XH as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Documents; and

(b)	agrees that any failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Original Bank	Facility A Commitments	Facility B Revolving Credit Commitments
	(US$)	(US$)

The Bank of Tokyo-Mitsubishi, Ltd.	22,000,000	36,666,666

Barclays Bank PLC	22,000,000	36,666,667

Commerzbank Aktiengesellschaft, London Branch	22,000,000	36,666,666

HSBC Bank plc	22,000,000	36,666,667

JPMorgan Chase Bank	22,000,000	36,666,667

The Royal Bank of Scotland plc	22,000,000	36,666,667

ABN AMRO Bank N.V.	17,625,000	29,375,000

Bank One, NA	17,625,000	29,375,000

BNP Paribas, London Branch	17,625,000	29,375,000

CDC Finance—CDC IXIS	17,625,000	29,375,000

Citibank, N.A.	17,625,000	29,375,000

Credit Suisse First Boston, London Branch	17,625,000	29,375,000

Deutsche Bank AG London	17,625,000	29,375,000

ING Bank N.V., London Branch	17,625,000	29,375,000

Merrill Lynch Bank USA	17,625,000	29,375,000

Morgan Stanley Bank	17,625,000	29,375,000

National Australia Bank Limited (A.B.N. 12 004 044 937)	17,625,000	29,375,000

UBS AG	17,625,000	29,375,000

Crédit Agricole Indosuez, UK Branch	10,500,000	17,500,000

Fleet National Bank	10,500,000	17,500,000

TD Bank Europe Limited	10,500,000	17,500,000

	375,000,000	625,000,000

Original Bank	Swingline Commitments
(US$)

Barclays Bank PLC London, c/o Barclays Group Inc.	17,840,000

Commerzbank Aktiengesellschaft, New York Branch	17,840,000

HSBC Bank plc	17,840,000

JPMorgan Chase Bank, New York International Facility (IBF)	17,840,000

The Royal Bank of Scotland plc, New York Branch	17,840,000

ABN AMRO Bank N.V., Chicago Branch	9,400,000

Bank One, NA, New York	9,400,000

BNP Paribas, New York Branch	9,400,000

Citibank, N.A., New York	9,400,000

Credit Suisse First Boston, Cayman Islands Branch	9,400,000

Deutsche Bank AG, New York Branch	9,400,000

ING Bank N.V., London Branch	9,400,000

Merrill Lynch Bank USA	9,400,000

Morgan Stanley Bank	9,400,000

UBS AG, Cayman Islands Branch	9,400,000

Crédit Agricole Indosuez, New York Branch	5,600,000

Fleet National Bank, New York	5,600,000

Toronto Dominion (Texas), Inc.	5,600,000

200,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.	A copy of the memorandum and articles of association, certificate of incorporation and certificate of incorporation on change of name (if any) of the Company.

2.	A copy of a resolution of the board of directors of the Company:

(i)	approving the terms of, and the transactions contemplated by the Finance Documents resolving that it execute the Finance Documents to which it is a party and any related and/or ancillary documents;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

3.	A certificate of a director of the Company certifying that the utilisation of the Facility in full would not cause any internal borrowing limit binding on the Company to be exceeded.

4.	A certificate of an authorised signatory of the Company certifying:

(a)	that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(b)	the specimen signatures of its authorised signatories.

5.	A legal opinion of Allen & Overy, legal advisers to the Agent, addressed to the Finance Parties substantially in the form of Schedule 6.

6.	A legal opinion of Maclay Murray & Spens, legal advisers to the Agent in Scotland, addressed to the Finance Parties substantially in the form of Schedule 7.

Miscellaneous

7.	A copy of each Licence held by a member of the Group other than PacifiCorp or its Subsidiaries.

8.	Evidence that the Existing Facilities have been cancelled and any outstandings under the Existing Facilities have been or will on the first Utilisation Date be repaid in full.

9.	A copy of the Original Group Accounts.

10.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

11.	Evidence that the process agent referred to in Clause 39 (Service of Process) has accepted the appointment.

12.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of,

and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document and which, in either case, is notified to the Company prior to the execution of this Agreement.

SCHEDULE 3

CALCULATION OF THE MANDATORY COST

General

The Mandatory Cost is the weighted average of the rates for each Bank calculated below by the Agent on the first day of a Term. The Agent must distribute each amount of Mandatory Cost among the Banks on the basis of the rate for each Bank.

1.	For a Bank lending from a Facility Office in the U.K.

(a)	The relevant rate for a Bank lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

AB+C(B-D)+Ex0.01 per cent. per annum

100-(A+C)

for any other Loan:

E x 0.01 per cent. per annum

300

where on the day of application of the formula:

A	is the percentage of that Bank’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is LIBOR for that Term;

C	is the percentage of that Bank’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D	is the interest rate per annum allowed by the Bank of England on a special deposit; and

E	is calculated by the Agent as being the average of the rates of charge supplied by the Reference Banks to the Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)	eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)	tariff base has the meaning given to it in the fees rules.

(c) (i)	In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d) (i)	Each Reference Bank must supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules (calculated by that Reference Bank as being the average of the rates of charge within fee-block Category A1 (Deposit acceptors) applicable to that Reference Bank but, for this purpose, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(ii)	Each Reference Bank must promptly notify the Agent of any change to the rate of charge.

(e) (i)	Each Bank and each Reference Bank must supply to the Agent the information required by it to make a calculation of the rate for that Bank or Reference Bank. The Agent may assume that this information is correct in all respects.

(ii)	If a Bank or a Reference Bank fails to do so, the Agent may assume that the Bank’s or that Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(iii)	The Agent has no liability to any Party if its calculation over or under compensates any Bank.

2.	For a Bank lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Bank lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Bank to the Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Bank fails to specify a rate under paragraph (a) above, the Agent will assume that the Bank has not incurred any such cost.

3.	Changes

The Agent may, after consultation with the Company and the Banks, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)	any change in law or regulation; or

(b)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 4

FORM OF REQUEST

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	SCOTTISH POWER PLC

Date: [            ]

Scottish Power plc—US$1,000,000,000 Revolving Credit Agreement  dated 12th June, 2003

1.	We wish to [borrow a [Facility A]/[Facility B] [Revolving Credit Loan/Swingline Loan/Term Loan]]/[arrange for a [Syndicate/Fronted] LC to be issued] as follows:

(a)	[Utilisation/Drawdown] Date: [ ]

(b)	Original Dollar Amount: US$[ ]

(c)	Currency: [ ]

(d)	Term: [ ]

(e)	Payment/delivery instructions: [ ]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.

3.	We confirm that the Utilisation will be used in accordance with Clause 3 (Purpose).

4.	We confirm that the borrowing of the above referenced Utilisation will not cause any borrowing limit binding on Scottish Power plc to be exceeded.

5.	[We attach a copy of the proposed Letter of Credit.]

By:

SCOTTISH POWER PLC

Authorised Signatory

SCHEDULE 5

FORM OF NOVATION CERTIFICATE

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent
From:	[THE EXISTING BANK] and [THE NEW BANK] Date: [ ]

Scottish Power plc—US$1,000,000,000 Revolving Credit Agreement

dated 12th June, 2003

We refer to Clause 30.3 (Procedure for novations).

1.	We [ ] (the Existing Bank) and [ ] (the New Bank) agree to the Existing Bank and the New Bank novating all the Existing Bank’s rights and obligations referred to in the Schedule in accordance with Clause 30.3 (Procedure for novations).

2.	The specified date for the purposes of 30.3(c) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 36.2 (Addresses for notices) are set out in the Schedule.

4.	This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Details of the rights and obligations of the Existing Bank to be novated].

[New Bank]

[Facility Office Address for notices]

[Existing Bank]	[New Bank]	THE ROYAL BANK OF SCOTLAND PLC

By:	By:	By:

Date:	Date:	Date:

SCHEDULE 6

FORM OF LEGAL OPINION OF ALLEN & OVERY

To:	The Finance Parties named as original parties

to the Credit Agreement (as defined below).

[DATE], 2003

Dear Sirs,

Scottish Power UK plc (the “Company”)—US$1,000,000,000 Revolving Credit Agreement

dated [            ], 2003 (the “Credit Agreement”)

We have acted as legal advisers in England to The Royal Bank of Scotland plc (the “Agent”) in connection with a Credit Agreement dated [            ], 2003 (the “Credit Agreement”) made between the Company as borrower, The Bank of Tokyo-Mitsubishi, Ltd., Barclays Capital, Commerzbank AG (acting through Commerzbank Securities), HSBC Bank PLC, J.P. Morgan plc and The Royal Bank of Scotland plc as Mandated Lead Arrangers, the Banks (as defined therein) and the Agent.

Subject to the qualifications set out below and to any matters not disclosed to us, we are of the opinion that, so far as the present laws of England are concerned:

(A)	Legal validity The Credit Agreement constitutes valid and legally binding obligations of the Company.

(B)	Stamp duties No stamp or registration duty or similar taxes or charges are payable in the United Kingdom in respect of the execution or delivery of the Credit Agreement.

(C)	Registrations It is not necessary to register the Credit Agreement in any public office or elsewhere in England.

The qualifications to which this opinion is subject are as follows:

(i)	We assume the Credit Agreement has been duly authorised and entered into by each party to it.

(ii)	This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(iii)	We assume that no foreign law affects the conclusions stated above. We assume, in particular, that, so far as the laws of Scotland are concerned, the Credit Agreement constitutes a legal, valid, binding and enforceable obligations of the Company. In this regard we have relied on copies of the legal opinion referred to in paragraph 6 of Schedule 2 to the Credit Agreement.

(iv)	The term “enforceable” means that a document is of a type and form enforced by the English courts. It does not mean that each obligation will be enforced in accordance with its terms.

Certain rights and obligations of the Company may be qualified by the non-conclusivity of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view these qualifications would not defeat your legitimate expectations in any material respect.

This opinion is given for your sole benefit and may not be relied upon by or disclosed to any other person.

Yours faithfully,

SCHEDULE 7

FORM OF LEGAL OPINION OF MACLAY MURRAY & SPENS

The Royal Bank of Scotland plc (the “Agent”)

135 Bishopsgate

London

EC2M 3UR

(as agent for the Finance Parties)

Dear Sirs,

You have asked for our opinion in connection with an agreement dated • 2003 between Scottish Power plc as borrower (the “Company”), The Bank of Tokyo Mitsubishi Ltd, Barclays Capital, Commerzbank Aktiengesellschaft (acting through Commerzbank Securities), HSBC Bank plc, J.P. Morgan plc and The Royal Bank of Scotland plc as Mandated Lead Arrangers, the Original Banks (as defined therein), the Agent and The Royal Bank of Scotland plc as Swingline Agent (as defined therein) (the “Facility Agreement”).

Unless otherwise defined in this opinion, words and expressions defined in the Facility Agreement shall bear the same meanings in this opinion.

For the purposes of this opinion, we have examined copies of and base our opinion on the following documents:

(a)	an executed copy of the Facility Agreement;

(b)	a copy of the Memorandum and Articles of Association of the Company;

(c)	an online report relating to the Company obtained from the Registrar of Companies in Edinburgh on • 2003 (the “Company Search”);

(d)	a search of the Companies Section of the Register of Insolvencies dated • 2003 (the “Insolvency Search”);

(e)	a copy of the minutes of a meeting of the board of directors of the Company held on • 2003 (the “Directors’ Minutes”);

(f)	a certificate of a director of the Company confirming that the utilisation by the Company of the Facility (as defined in the Facility Agreement) (the “Director Certificate”) in full would not cause any internal borrowing limit binding on the Company to be exceeded and that the Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; and

(g)	a certificate of an authorised signatory of the Company (the “Authorised Signatory Certificate”) certifying that each of the items in paragraphs (b) and (e) is correct, complete and in full force and certifying the specimen signatures of the Company’s authorised signatories. The Director Certificate and Authorised Signatory Certificate are herein together referred to as “the Certificates”).

We have not made any other enquiries concerning the Company and in particular we have not concerned ourselves with investigating or verifying any matters of fact or opinion (whether set out in any of the documents referred to above or elsewhere) other than as expressly stated herein.

We have assumed for the purposes of this opinion:

(i)	the capacity, power and authority of each of the Mandated Lead Arrangers, the Original Banks, the Agent and the Swingline Agent to enter into and perform their respective obligations under the Facility Agreement and the due execution and delivery of the Facility Agreement by each of the Mandated Lead Arrangers, the Original Banks, the Agent and the Swingline Agent;

(ii)	that the Facility Agreement has been signed by • and • on behalf of the Company and that the Facility Agreement has been duly delivered;

(iii)	the conformity to original documents of all documents supplied to us as photocopies, specimen or facsimile copies;

(iv)	that each of the statements contained in the Certificates (on which we have relied without further inquiry) is true and correct as at the date hereof;

(v)	that the meeting of the board of directors of the Company held on • 2003 was duly convened and held;

(vi)	that the information disclosed by the Company Search was accurate in all respects and that such Search did not fail to disclose any material information which had been delivered for registration but which did not appear on the online report supplied by the Companies Registry in Edinburgh;

(vii)	that the Insolvency Search is complete and accurate in all respects and does not fail to disclose any material information;

(viii)	the Company has not passed a voluntary winding-up resolution, no petition has been presented or order made by the Court for the winding up, dissolution or administration of the Company and no receiver, trustee, administrator or similar official has been appointed in relation to the Company or any of its assets or revenues;

(ix)	that the Facility Agreement constitutes legal, valid and binding obligations of the parties thereto under English law to which it is expressed to be subject and that the performance of the obligations thereunder is not illegal or unenforceable by virtue of the law of any jurisdiction (other than Scotland) in which they are to be performed; and

(x)	that the execution and delivery of the Facility Agreement by the Company and the performance of its obligations thereunder is in the interests of the Company and that the Facility Agreement has been entered into for bona fide commercial reasons and on arms length terms by each of the parties thereto.

We have not made any investigation of and do not express any opinion as to the laws of any jurisdiction outside Scotland and this opinion relates only to the laws of Scotland as they exist at the date hereof.

Based upon and subject to the foregoing and subject to the reservations hereinafter referred to and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is a limited liability company duly incorporated under the laws of Scotland and has full corporate power and authority to execute, deliver and perform its obligations under the Facility Agreement.

2.	The execution and delivery by the Company of the Facility Agreement and the performance of its obligations thereunder have been duly authorised by all requisite corporate action on its part.

3.	The obligations of the Company under the Facility Agreement are valid and binding obligations of the Company under the law of Scotland and would be so treated in the Courts of Scotland.

4.	The entry into and performance of the Facility Agreement by the Company and the transaction and matters to be implemented thereunder do not violate (i) Scottish Law or (ii) the Memorandum and Articles of Association of the Company.

5.	It is not necessary to file, register or record the Facility Agreement with any court or authority in Scotland.

6.	No stamp, registration or other similar taxes or charges are payable in Scotland with respect to the execution or delivery of the Facility Agreement.

7.	The choice of English law to govern the Facility Agreement is valid and effective under the private international law of Scotland. Subject to the usual exceptions affecting such matters as procedure, the availability of remedies and any provision which is repugnant to the law of Scotland, the law of England will accordingly be applied by the Courts of Scotland if any dispute arising from or contractual claim connected with the Facility Agreement comes under their jurisdiction. A judgment rendered against the Company by a competent court in England and registered in Scotland pursuant to the provisions of the Civil Jurisdiction and Judgments Act 1982 will be enforceable by the Scottish Courts.

8.	The submission by the Company to the jurisdiction of the courts of England is valid and binding on the Company.

The foregoing opinion is subject to the following qualifications:

(a)	We do not express any view on the particular remedies available on enforcement, such as specific implement or interdict, which are discretionary remedies.

(b)	The enforcement of the Facility Agreement may be limited by applicable laws relating to prescription, limitation, bankruptcy, liquidation, receivership, administration, insolvency or other laws relating to creditors’ rights generally or by the application of rules of equity or public policy.

(c)	A Scottish court may refuse to give effect to any provisions of the Facility Agreement providing for the payment of legal costs and other costs, charges and expenses in respect of unsuccessful litigation brought before such court or where that court has itself made an order for costs.

(d)	Any provision contained in the Facility Agreement to the effect that a calculation and/or certification will be conclusive and binding may not be effective if such calculation or certification is fraudulent or erroneous on its face and will not necessarily prevent judicial enquiry into the merit of any claim under the relative document.

SCHEDULE 8

FORMS OF LETTER OF CREDIT

PART 1

FORM OF FRONTED LC

To:	[Beneficiary]

(the Beneficiary)

[DATE]

Dear Sir,

Irrevocable Standby Letter of Credit no. [            ]

At the request of [            ], [FRONTING BANK] (the Issuing Bank) issues this irrevocable standby letter of credit (Letter of Credit) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Glasgow and [principal financial centre of Optional Currency].

Demand means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

Expiry Date means [            ].

Total L/C Amount means [            ].

2.	Issuing Bank’s agreement

(a)	The Beneficiary may request a drawing [or drawings] under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand may not be given after the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand validly presented under this Letter of Credit, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	Expiry

(a)	On [ ] pm ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under this Letter of Credit that remains unpaid.

(b)	The Issuing Bank will be released from its obligations under this Letter of Credit on such date prior to the Expiry Date as is notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(c)	If the Issuing Bank is no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit must be made in [            ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand must be in writing, and may be given in person, by post or fax and must be received by the Issuing Bank before [            ] pm ([London] time) on the Expiry Date at its address as follows:

[

                                                                                                                                   ]

6.	Assignment by Beneficiary

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	Assignment by Issuing Bank

(a)	An Issuing Bank (the Existing Issuing Bank) may at any time, with the prior consent of the Beneficiary (which consent shall not be unreasonably withheld), transfer, assign or novate any of its rights and/or obligations under this Letter of Credit to another bank or financial institution (the New Issuing Bank).

(b)	A transfer, assignment or novation of rights and/or obligations referred to in paragraph (a) above will be effective only if:

(i)	the Beneficiary returns the existing original copy of this Letter of Credit to the Existing Issuing Bank; and

(ii)	the New Issuing Bank and (where relevant) the Existing Issuing Bank issue one or more new Letters of Credit which set out the rights and/or obligations of the New Issuing Bank and (where relevant) the Existing Issuing Bank following the relevant transfer, assignment or novation.

8.	UCP 500

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (as revised from time to time), International Chamber of Commerce Publication No. 500.

9.	Governing Law

This Letter of Credit is governed by English law.

10.	Jurisdiction

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully,

[FRONTING BANK]

By:

SCHEDULE [TO FRONTED LC]

FORM OF DEMAND

To:	[FRONTING BANK]

[DATE]

Dear Sirs

Irrevocable Standby Letter of Credit no. [            ] issued in favour of [BENEFICIARY] (the Letter of Credit)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)                             (Authorised Signatory)

For

[BENEFICIARY]

PART 2

FORM OF SYNDICATE LC

To:	[Beneficiary]
(the	Beneficiary)

[DATE]

Dear Sir,

Irrevocable Standby Letter of Credit no. [            ]

At the request of [            ], the LC Banks (as defined below) issue this irrevocable standby letter of credit (Letter of Credit) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

Agent means The Royal Bank of Scotland plc.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Glasgow and [principal financial centre of Optional Currency].

Demand means a demand for a payment under this Letter of Credit in the form of Schedule 2 (Form of Demand) to this Letter of Credit.

Expiry Date means [            ].

Individual Liability means, for each LC Bank, the amount set opposite its name in Schedule 1 (LC Banks) under the heading “Individual Liability”.

LC Banks means the financial institutions listed in Schedule 1 (LC Banks).

Total L/C Amount means the aggregate of the Individual Liabilities of all the LC Banks, being at the date of this Letter of Credit [            ].

2.	LC Banks’ agreement

(a)	The Beneficiary may request a drawing [or drawings] under this Letter of Credit by giving to the Agent a duly completed Demand, which the Agent shall promptly forward to each LC Bank together with details of the amount of each LC Bank’s participation in the drawing (the Relevant Amount). An LC Bank’s participation in a drawing shall be its pro rata share of that drawing, being the proportion which its Individual Liabilities bears to the Total L/C Amount. A Demand may not be given after the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, each LC Bank unconditionally and irrevocably undertakes to the Beneficiary that within [ten] Business Days of receipt by the Agent of a Demand validly presented under this Letter of Credit, it must pay the Relevant Amount to the Beneficiary.

(c)	Without prejudice to the obligation to pay under paragraph (b) above, each LC Bank shall be entitled to make payment to the Beneficiary through the Agent. Each LC Bank irrevocably and unconditionally authorises the Agent to pay the Relevant Amount to the Beneficiary

(d)	An LC Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed its Individual Liability.

3.	Expiry

(a)	On [ ] pm ([London] time) on the Expiry Date the obligations of the LC Banks under this Letter of Credit will cease with no further liability on the part of any LC Bank except for any Demand validly presented under this Letter of Credit that remains unpaid.

(b)	Each LC Bank will be released from its obligations under this Letter of Credit on such date prior to the Expiry Date as is notified by the Beneficiary to the Agent as the date upon which the obligations of the LC Banks under this Letter of Credit are released.

(c)	If the LC Banks are no longer under any obligation under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Agent.

4.	Payments

All payments made by or on behalf of the LC Banks under this Letter of Credit must be made in [            ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand must be in writing, and may be given in person, by post or fax and must be received by the Agent before [            ] pm ([London] time) on the Expiry Date at its address as follows:

The Royal Bank of Scotland plc

2.5 Devonshire Square

London EC2M 4BB

Facsimile number: +44 207 615 7673

Attention: Loans Administration

6.	Assignment by Beneficiary

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

7.	Assignment by an LC Bank

(a)	An LC Bank (the Existing LC Bank) may at any time, with the prior consent of the Beneficiary and the Agent (which consent shall not be unreasonably withheld), transfer, assign or novate any of its rights and/or obligations under this Letter of Credit to another bank or financial institution (the New LC Bank).

(b)	A transfer, assignment or novation of rights and/or obligations referred to in paragraph (a) above will be effective only if:

(i)	the Beneficiary returns the existing original copy of this Letter of Credit to the Agent; and

(ii)	the Agent on behalf of the LC Banks issues a new Letter of Credit which sets out the rights and/or obligations of the LC Banks including the New LC Bank and (where relevant) the Existing LC Bank following the relevant transfer, assignment or novation.

8.	Several obligations

The obligations of the LC Banks under this Letter of Credit are several. Failure of an LC Bank to carry out its obligations under this Letter of Credit shall not relieve any other LC Bank of its obligations under this Letter of Credit. No LC Bank shall be responsible for the obligations of another LC Bank under this Letter of Credit.

9.	Agent

Each LC Bank has authorised the Agent to execute this Letter of Credit as its agent. Accordingly, the Agent shall not be responsible for the obligations of any LC Bank under this Letter of Credit.

10.	UCP 500

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (as revised from time to time), International Chamber of Commerce Publication No. 500.

11.	Governing Law

This Letter of Credit is governed by English law.

12.	Jurisdiction

The English courts have exclusive jurisdiction to settle any dispute in connection with this Letter of Credit.

Yours faithfully,

[AGENT]

as agent for

[List LC Banks]

SCHEDULE 1 [TO SYNDICATE LC]

LC BANKS

LC Bank	Individual Liability
Total L/C Amount	[ ]

SCHEDULE 2 [TO SYNDICATE LC]

FORM OF DEMAND

To:    THE ROYAL BANK OF SCOTLAND PLC as Agent

[DATE]

Dear Sirs

Irrevocable Standby Letter of Credit no. [            ] issued in favour of [BENEFICIARY] (the Letter of Credit)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.	We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days under [set out underlying contract or agreement]]. We therefore demand payment by the LC Banks of the sum of [ ].

2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)                            (Authorised Signatory)

For

[BENEFICIARY]

SCHEDULE 9

EXISTING BORROWINGS

Description	Final Maturity
2.5% 10,000,000 CHF EMTN	30/9/2003

Variable 5,000,000 GBP EMTN	3/12/2003

4.93% 20,000,000,000 ITL EMTN	31/12/2003

5.3% 10,000,000 EUR EMTN	29/6/2004

0% 10,000,000 EUR EMTN	30/7/2004

Variable 5,000,000 GBP EMTN	15/10/2004

6.63% 50,000,000 GBP EMTN	26/11/2004

Variable 1,500,000,000 JPY EMTN	7/6/2005

Variable 2,000,000,000 JPY EMTN	27/6/2005

Variable 50,000,000 USD EMTN	14/7/2005

Variable 50,000,000 USD EMTN	8/8/2005

6.75% 500,000,000 CZK EMTN	12/9/2005

6.9% 1,500,000,000 CZK EMTN	21/9/2005

6.715% 25,000,000 GBP EMTN	13/2/2008

5.25% 725,000,000 deutschemark bond	8/4/2008

Variable 30,000,000 GBP EMTN	17/6/2008

Variable 9,000,000 EUR EMTN	30/6/2008

5.03% 125,000,000 NLG EMTN	15/7/2008

Variable 7,000,000 GBP EMTN	16/7/2009

Variable 20,000,000 EUR EMTN	13/10/2009

6.625% 200,000,000 euro-sterling bond	14/1/2010

Variable rate 650,000,000 Australian Dollar bond	18/7/2011

8.375% 200,000,000 euro-sterling bond	20/2/2017

5.9% 300,000,000 GBP EMTN	22/2/2021

6.75% 250,000,000 euro-sterling bond	29/5/2023

Retail Price Index Linked 175,000,000 GBP bond	13/10/2024

6.125% 25,000,000 GBP EMTN	14/4/2028

4.6% 10,000,000,000 JPY Note	27/7/2029

5.75% 50,000,000 GBP EMTN	9/12/2039

6.5% 100,000,000 GBP EMTN	31/5/2041

Description	Final Maturity
Variable 35,000,000 USD European Investment Bank loan	16/9/2008
4.95% 30,000,000 GBP European Investment Bank loan	3/2/2009
Variable 50,000,000 GBP European Investment Bank loan	15/3/2010
6.28% 48,000,000 GBP European Investment Bank loan	24/3/2010
5.75% 50,000,000 GBP European Investment Bank loan	1/2/2011

Variable 3,600,000 GBP Loan Notes	31/3/2006

SCHEDULE 10

FORM OF CONFIDENTIALITY UNDERTAKING

To:	[Potential Bank]

Re:	US$1,000,000,000 credit agreement dated 12th June, 2003 between (amongst others) Scottish Power PLC (as Borrower) and the Royal Bank of Scotland Plc (as Agent) (the Agreement)

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilities;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.

2.	PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Borrower.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC.

You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	THIRD PARTY RIGHTS

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	DEFINITIONS

In this letter (including the acknowledgement set out below):

Confidential Information means any information relating to the Borrower, the Group, and the Facilities, including, without limitation, the information memorandum (if applicable), provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Facilities means the facilities made available to the Borrower under the Agreement.

Group means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

Participant Group means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

Permitted Purpose means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Lender]

To:	[Lender]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Bank]

SIGNATORY

SIGNATORIES TO THE FACILITY AGREEMENT

Company

SCOTTISH POWER PLC

By: ADRIAN COATS

Mandated Lead Arrangers

THE BANK OF TOKYO-MITSUBISHI, LTD.

By: AKIO WADA

BARCLAYS CAPITAL

By: MICHAEL JOYNER

COMMERZBANK AKTIENGESELLSCHAFT

By: JONATHAN BOURNE	ANDREA SUMNER

HSBC BANK PLC

By: RACHEL WATSON

J.P. MORGAN PLC

By: GUY WYLIE

THE ROYAL BANK OF SCOTLAND PLC

By: JOHN HARE

Agent

THE ROYAL BANK OF SCOTLAND PLC

By: JOHN HARE

Swingline Agent

THE ROYAL BANK OF SCOTLAND PLC, NEW YORK BRANCH

By: JOHN HARE

Original Banks

ABN AMRO BANK N.V.

By: MARTYN TAPLIN	KIM SLATER

BANK ONE, NA

By: DENNIS CONSTANT

THE BANK OF TOKYO-MITSUBISHI, LTD.

By: AKIO WADA

BARCLAYS BANK PLC

By: MICHAEL JOYNER

BNP PARIBAS, LONDON BRANCH

By: ANDREW HASTINGS	TARIQ KAZI

BNP PARIBAS, NEW YORK BRANCH

By: RALPH SCHOLTZ	TIMOTHY F. VINCENT

CDC FINANCE—CDC IXIS

By: FLORENCE SOULE DE LAFONT	HENRI MALICK

CITIBANK, N.A.

By: NIELS C. KIRK

COMMERZBANK AKTIENGESELLSCHAFT

By: JONATHAN BOURNE	ANDREA SUMNER

CRÉDIT AGRICOLE INDOSUEZ

By: RUPERT DOUGALL	BRIAN SINCLAIR

CREDIT SUISSE FIRST BOSTON, LONDON BRANCH

By: NELL CADY-CRUZE	GARRETT LYNSKEY

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLAND BRANCH

By: SARAH WU	DAVID J. DODD

DEUTSCHE BANK AG LONDON

By: RICHARD SEDLACEK

DEUTSCHE BANK AG, NEW YORK BRANCH

By: RICHARD SEDLACEK

FLEET NATIONAL BANK

By: ROBERT SULLIVAN

HSBC BANK PLC

By: ANDREW AITKEN

ING BANK N.V., LONDON BRANCH

By: ANJILA THOMAS	GERALD WALKER

JPMORGAN CHASE BANK

By: MICHAEL HOLLAND

MERRILL LYNCH BANK USA

By: LOUIS ALDER

MORGAN STANLEY BANK

By: RICHARD B. FELIX

NATIONAL AUSTRALIA BANK LIMITED (A.B.N. 12 004 044 937)

By: D.J. ROBERTS

THE ROYAL BANK OF SCOTLAND PLC

By: JOHN HARE

TD BANK EUROPE LIMITED

By: GRAEME FRANCIS

TORONTO DOMINION (TEXAS), INC.

By: MARK BAIRD

UBS AG

By: ANDREW SUDLOW	JUDITH CAMPBELL